Exhibit 10.10

LEASE AGREEMENT

RESTON TOWN CENTER

RESTON, VIRGINIA

LANDLORD:

RESTON TOWN CENTER PHASE I ASSOCIATES

TENANT:

LEARNING TREE INTERNATIONAL, INC.

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LIST OF ATTACHMENTS:

INDEX OF CERTAIN DEFINITIONS

EXHIBIT A —	Plan Showing Premises
EXHIBIT A-1 —	Expansion Space
EXHIBIT A-2 —	Reston Town Center, Urban Core, Phase I
EXHIBIT B —	Work Agreement
EXHIBIT C —	Form of Certificate Affirming Lease Commencement Date
EXHIBIT D —	Rules
EXHIBIT E —	Method for Measuring Floor Area
EXHIBIT F —	HVAC Specifications
EXHIBIT G —	Cleaning Specifications
EXHIBIT H —	Base Rent

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LEASE AGREEMENT

LEASE AGREEMENT (this “Lease”) is dated as of December 28th, 1990, by and between RESTON TOWN CENTER PHASE I ASSOCIATES, a Virginia general partnership an and lord”), and LEARNING TREE INTERNATIONAL, INC., a California corporation (“Tenant”).

ARTICLE I

DEFINITIONS OF CERTAIN TERMS

This Article defines certain terms used in this Lease. Certain other terms are defined in the places shown in the Index of Certain Definitions attached to this Lease. For convenience, this Article shows [in brackets] a reference to where each term defined in this Article first is used in the later Sections of this Lease. When used in this Lease, except where the context otherwise requires, the following terms shall have the meanings indicated:

1.1 Base Rent: the monthly rental payments set forth on Exhibit H attached hereto.

1.2 Broker(s): Grubb & Ellis and Coldwell Banker. [§ 23.3]

1.3 Building: a building containing approximately 44,488 square feet of rentable office area, with an address of 1805 Library Street, Reston, Virginia, and located on approximately 20 acres of land (the “Land”). [§ 2.11]

1.4 Lease Term Length: one hundred twenty (120) months. [§ 3.11]

1.5 Operating Charges Base Year: calendar year 1990. [§ 5.11]

1.6 Premises: approximately 30,656 square feet of rentable area comprising (i) all of the rentable area on the second (2nd) floor of the Building and (ii) approximately 5,548 square feet of rentable area located on the third (3rd) floor of the Building, substantially as shown on Exhibit A. The rentable area of the Premises shall be field verified by Tenant’s architect upon the Lease Commencement Date. [§ 2.11]

ARTICLE II

PREMISES

2.1 Tenant leases the Premises from Landlord for the Lease Term (as hereinafter defined) and upon the conditions and covenants stated in this Lease. Tenant shall have the non-exclusive right to use the common and public areas of the Building for purposes of ingress to and egress from the Building. The common and public areas of the Reston Town Center, Urban Core, Phase I, are shown on Exhibit A-2 attached hereto.

2.2 Landlord agrees to provide, for use by Tenant, a number of parking spaces equal to the product of thirty-five ten-thousandths (.0035) and the number of square feet of the rentable area of the Premises. Said product shall be rounded to the nearest integer number. Tenant shall be entitled to park one vehicle within a marked parking space in the parking areas (including the parking structure or structures) serving the Building for each parking space available to Tenant. Except as provided in the next to last sentence of this Section 2.2, Tenant shall not use, or permit its Invitees to use, any number of parking spaces in excess of the number allocated as provided above. The parking rights granted to Tenant hereunder shall not be assignable, except in conjunction with a permitted assignment of this Lease or a permitted subleasing of the Premises. Tenant and its Invitees shall comply with the reasonable regulations promulgated by Landlord from time to time relating to parking. Landlord shall not be required to reserve or police the use of the parking areas; provided that Landlord may, at its option, limit access to the parking areas, by mechanical gates or otherwise, to ensure that only authorized users are admitted to the parking areas. Tenant and its employees shall not park in any spaces designated for use by the handicapped or by visitors only. The parking rights granted to Tenant hereunder shall be free of charge during the initial ten-year Lease Term. During the first Renewal Term, Tenant shall pay ninety percent (90%) of the prevailing market rate for Tenant’s parking spaces. During the second Renewal Term, Tenant shall pay ninety-five percent (95%) of the prevailing market rate for Tenant’s parking spaces. Tenant shall be informed of the then-prevailing rate for reserved and unreserved parking spaces at the time Base Rent for each Renewal Term is determined pursuant to Section 3.5 below. In addition to the parking spaces allocated to Tenant hereunder, Tenant and its invitees shall have the right to use up to one hundred (100) additional spaces on an intermittent but routine basis. If Tenant reasonably notifies Landlord that such additional spaces are not available for Tenant and its invitees, then between the hours of 8:00 A.M. and 9:30 A.M. on the days that Tenant conducts classes in the premises, Landlord shall provide a parking attendant to direct Tenant and its invitees to available parking, which shall be located no more than five hundred (500) feet from any entrance to the office portion of the Building. In the event future construction within the Reston Town Center development results in the displacement or dislocation of any of the parking areas available for Tenant’s use, Landlord shall furnish Tenant with reasonable prior notice of the exact location of any parking areas thus affected and the location of substitute parking areas to be furnished by Landlord for use by tenants of the building.

2.3 Landlord hereby grants Tenant the following expansion option:

(1) At a time between the sixtieth (60th) and seventy-second (72nd) months of the initial Lease Term, Tenant shall have the option (the “Expansion Option”) to lease approximately 5,081 rentable square feet on the third (3rd) floor of the Building contiguous to the Premises (the “Expansion Space”). The Expansion Space is outlined on Exhibit A attached hereto. Landlord agrees to notify Tenant, within fifteen (15) days following Tenant’s written request, of the date upon which Landlord in good faith anticipates that the Expansion Space will be available for Delivery to Tenant. Prior to exercising the Expansion Option, Tenant shall have the right, upon at least three (3) days prior written notice to Landlord, to inspect the Expansion Space, in the company of a representative of Landlord and in a manner that does not materially interfere with the operations of the then-current tenant or occupant of the Expansion Space. Tenant shall exercise the Expansion Option by delivering written notice thereof to Landlord no later than the last day of the fifty-first (51st) month within the Lease Term. If Tenant fails to timely exercise its option, Tenant’s right to lease the Expansion Space shall irrevocably lapse. Within sixty (60) days following its receipt of Tenant’s exercise notice, Landlord shall notify Tenant of the date (within the period set forth above) on which Landlord will deliver possession of the Expansion Space to Tenant. Upon delivery of the Expansion Space to Tenant, the Expansion Space

shall become part of the Premises, subject to all the terms and conditions of this Lease (including the renewal rights set forth in Section 3.5 below). Base Rent for the Expansion Space shall be $2.20 per rentable square foot per month from the date of delivery through the seventy-second (72nd) month in the Lease Term and shall thereafter be the same rate per rentable square foot as is in effect for the original Premises. The Expansion Space shall be accepted by Tenant in its “as is” condition; provided, however, that Landlord shall repair any damage to the Expansion Space caused by the prior tenant in the course of vacating the Expansion Space to the extent that such damage exceeds the damage ordinarily associated with an office move.

(2) In the event there exists an Event of Default under this Lease on the date of Tenant’s election notice or at any time thereafter, up to and including the date on which possession of the Expansion Space is to be delivered to Tenant, then, at Landlord’s option, possession of the Expansion Space shall not be delivered to Tenant, and Tenant’s right to lease the Expansion Space shall lapse and be of no further force or effect.

(3) Landlord shall incur no liability if Landlord is unable to deliver possession of the Expansion Space to Tenant due to any holdover tenant’s refusal to vacate. Landlord agrees at its expense to take all reasonable legal action to recover such Expansion Space from any holdover tenant. In the event of such a holdover, if Landlord then has other space in the Building that is freely available for leasing and that is not then the subject of bona fide negotiation with any prospective tenant (“Freely Available”), Tenant shall be afforded the opportunity to occupy such space on a temporary basis, at a reasonable market rental rate, until the Expansion Space is available for Tenant’s occupancy or until Landlord desires to make such temporary space available for occupancy by another tenant.

2.4 Landlord hereby grants to Tenant a right of first notice during the first five (5) years within the Lease Term, of the availability for leasing of any space located on the third (3rd) floor of the Building that has been previously leased and that, in the aggregate with all space previously leased by Tenant pursuant to this Section 2.4, does not comprise more than 3,000 square feet of rentable area. Each such space, as it becomes available for re-lease, is referred to as the “Previously Leased Option Space.” Tenant’s right of first notice of the availability to lease each Previously Leased Option Space shall be subject to, and shall be exercised in accordance with, the following terms and conditions:

(a) The lease for the Previously Leased Option Space shall be coterminous with this Lease (including any extensions or renewals thereof).

(b) Landlord shall give Tenant written notice of the availability of any Previously Leased Option Space promptly after Landlord becomes aware that any Previously Leased Option Space will be becoming available for re-leasing (but no earlier than one (1) year before such space is expected to be vacated by the prior tenant). Such notice shall set forth the effective Base Rent and other economic terms and conditions upon which Landlord in good faith anticipates leasing the Previously Leased Option Space to a new tenant following the marketing thereof. Tenant shall have a period of twenty-one (21) days following receipt of such notice to notify Landlord in writing that Tenant elects to lease the Previously Leased Option Space upon such terms. If Tenant so elects, then, within twenty-one (21) days thereafter, Landlord and

Tenant shall promptly execute an amendment to this Lease, or, at Landlord’s option, a new lease upon substantially the same terms and conditions as this Lease, leasing to Tenant the Previously Leased Option Space upon all the terms and conditions described in this Section. Such document shall be prepared by Landlord’s attorney. If Tenant does not elect within the required period to lease the Previously Leased Option Space, then Landlord shall be free to lease the Previously Leased Option Space to any other person or entity on such terms and conditions as Landlord in its sole discretion may determine; provided, however, that Landlord shall not thus lease the Previously Leased Option Space to a third party without first offering Tenant another opportunity to lease such space, in accordance with the terms of this Section 2.4, if (i) Landlord wishes to lease such space to a third party at an effective Base Rent that is more than twenty percent (20%) lower than the effective Base Rent at which Landlord had offered to lease such Previously Leased Option Space to Tenant, or (ii) if more than six (6) months has elapsed since the date on which such Previously Leased option Space was last offered to Tenant hereunder, In no event may Tenant elect to lease less than all of any particular Previously Leased Option Space.

(c) In the event there exists an Event of Default under this Lease on the date of Tenant’s election notice or at any time thereafter, up to and including the date on which possession of the Previously Leased Option Space is to be delivered to Tenant, then, at Landlord’s option, possession of the Previously Leased Option Space shall not be delivered to Tenant, and Tenant’s right to lease the Previously Leased Option Space shall lapse and be of no further force or effect.

(d) Landlord shall incur no liability if Landlord is unable to deliver possession of the Previously Leased Option Space to Tenant due to any holdover tenant’s refusal to vacate. Landlord agrees at its expense to take all reasonable legal action to recover such Previously Leased Option Space from any holdover tenant. In the event of such a holdover, if Landlord then has other space in the Building that is Freely Available, Tenant shall be afforded the opportunity to occupy such space on a temporary basis, at a reasonable market rental rate, until the Previously Leased Option Space is available for Tenant’s occupancy or until Landlord desires to make such temporary space available for occupancy by another tenant.

(e) Tenant’s rights under this Section are subject to Landlord’s rights to continue to lease space to any then-current tenant of such space beyond the expiration date of the lease term of such tenant’s lease.

(f) Tenant shall have no rights pursuant to this Section 2.4 with respect to any space all or part of which Landlord intends to offer to Tenant pursuant to Section 2.3 above as all or part of the Expansion Space. If, notwithstanding the immediately-preceding sentence, Landlord does lease to Tenant as Previously Leased Option Space any space that Landlord had intended to offer to Tenant as part of the Expansion Space, then Landlord and Tenant shall appropriately amend Section 2.3 of this Lease to reflect the fact that the space in question has already been leased by Tenant and that the Expansion Option will accordingly be reduced in scope. Notwithstanding anything in clause (b) above to the contrary, the terms of any such lease of Previously Leased Option Space which Landlord had intended to offer as Expansion Space shall be determined pursuant to Section 2.3 above.

ARTICLE III

TERM

3.1 This Lease is effective between the parties when fully executed by them. The period referred to in this Lease as the “Lease Term” shall commence on the Lease Commencement Date determined as provided in Section 3.2. The Lease Term shall continue for the Lease Term Length shown in Article I; provided that, if the Lease Commencement Date is not the first day of a month, then the Lease Term shall continue for the Lease Term Length plus that number of days necessary to make the Lease Term expire on the last day of the month in which the Lease Term Length expires. The Lease Term shall also include any renewal or extension of the term of this Lease when exercised.

3.2 The “Lease Commencement Date” shall be the earlier of (a) the later of (i) the Anticipated Occupancy Date (as defined in Exhibit B hereto) or (ii) the date the Tenant Work is deemed Substantially Completed as determined pursuant to Exhibit B, or (b) the date Tenant commences doing business within the Premises. Promptly after the Lease Commencement Date is ascertained, Landlord and Tenant shall execute a certificate (substantially in the form of Exhibit C) confirming the Lease Commencement Date and any other matters reasonably requested by Landlord.

3.3 It is presently anticipated that the Premises will be delivered to Tenant on May 1, 1991. If Landlord does not complete construction and deliver possession of the Premises by such date, then, except as provided in this Section 3.3, Landlord shall not have any liability whatsoever, and this Lease shall not be rendered voidable, on account thereof. In the event the Tenant Work is not Substantially Completed by the Anticipated Occupancy Date, then, except to the extent such delay is attributable to any of the factors set forth in Section 23.21 hereof, two (2) days’ Base Rent payable hereunder shall be abated for each day of delay of Substantial Completion. As described in I Paragraph 4 of Exhibit B, the date of Substantial Completion of the Tenant Work takes into account the effect of Tenant Delays.

3.4 “Lease Year” shall mean a period of twelve (12) consecutive months commencing on the Lease Commencement Date and each successive twelve (12) month period thereafter; provided, however, that if the Lease Commencement Date is not the first day of a month, then the second Lease Year shall commence on the first day of the month in which the first anniversary of the Lease Commencement Date occurs, and each successive Lease Year shall commence on the anniversary of the second Lease Year. The period in which the Lease Term expires or terminates shall be a Lease Year even if it is shorter than twelve (12) months.

3.5 (a) Landlord hereby grants to Tenant the conditional right, exercisable at Tenant’s option, to renew the term of this Lease for two (2) terms (each a “Renewal Term”). The length of each Renewal Term shall be five (5) years (the “Renewal Term Length”). If exercised, and if the conditions applicable thereto have been satisfied, each Renewal Term shall commence immediately following the end of the Lease Term provided in this Lease as it may have been renewed. The right of renewal herein granted to Tenant with respect to each Renewal Term shall be subject to, and shall be exercised in accordance with, the following terms and conditions:

(1) Tenant shall exercise its right of renewal with respect to the Renewal Term by giving Landlord written notice thereof not later than three hundred sixty five (365) days prior to the expiration date of the Lease Term, as the Lease Term may theretofore have been renewed.

(2) In the event the renewal option notice is not given timely, Tenant’s right of renewal with respect to the Renewal Term and any subsequent Renewal Terms shall lapse and be of no further force or effect. Landlord agrees to furnish Tenant with written notice no more than ninety (90) days and no fewer than ten (10) days before the last day on which Tenant is permitted to exercise a renewal option hereunder, if Tenant has neither exercised such renewal option nor disclaimed an intention to exercise such renewal option. If Landlord is required to furnish a notice pursuant to the immediately-preceding sentence and fails to furnish such notice by the date that is ten (10) days before Tenant’s right to exercise its renewal option is to Lapse, then, notwithstanding the first sentence of this Clause (2), Tenant’s right shall not lapse until the date that is ten (10) days after Landlord furnishes such a notice to Tenant.

(3) The renewal option may be exercised only with respect to the entire Premises, not with respect to only a part of the Premises.

(4) In the event there exists an Event of Default under this Lease on the date the renewal option notice is sent or any time thereafter up to and including the date the Renewal Term is to commence, then, at Landlord’s option, the Renewal Term shall not commence and the Lease Term shall expire at the date the Lease Term would have expired without such renewal.

(b) During any Renewal Term, all the terms, conditions, covenants and agreements set forth in this Lease, including but not limited to the full pass-through of increases in Operating Charges, shall continue to apply and be binding upon Landlord and Tenant, except that:

(1) the Base Rent shall be calculated at the beginning of the first Renewal Term so that the Base Rent per rentable square foot payable during each Lease Year of such Renewal Term shall be equal to the greater of (A) ninety percent (90%) of Market Rent or (B) the Base Rent per rentable square foot payable by Tenant under this Lease immediately prior to the first Renewal Term, and the Base Rent shall be calculated at the beginning of the second Renewal Term so that the Base Rent per rentable square foot payable during each Lease year of such Renewal Term shall be equal to the greater of (A) ninety-five percent (95%) of Market Rent or (B) the Base Rent per rentable square foot payable by Tenant under this Lease immediately prior to the second Renewal Term;

(2) upon commencement of the First Renewal Term, Landlord shall grant Tenant an allowance toward the cost of refurbishing the Premises, in an amount equal to the product of (i) the number of square feet of rentable area in the Premises, (ii) five dollars ($5.00), and (iii) a fraction, the numerator of which is the CPI-W figure for DC-MD-VA published most recently prior to the commencement of the First Renewal Term, and the denominator of which is such CPI-W figure published most recently prior to the Lease Commencement Date;

(3) if Base Rent for the Renewal Term is determined with reference to Market Rent pursuant to clause (1)(~) above, then the Operating Charges Base Amount during such Renewal Term shall be the Operating Charges actually incurred during the calendar year in which the Renewal Term commences; and

(4) In no event shall Tenant have the right to renew the Lease Term beyond the expiration of the last Renewal Term provided for in Section 3.5(a) or in the event this Lease is terminated as provided in the other provisions of this Lease.

(c) “ Market Rent” shall be the fair market amount of Base Rent as of the commencement of the Renewal Term in question, determined as follows:

(1) At any time within eighteen (18) months prior to the expiration of the then-current Lease Term, Tenant may by written notice to Landlord (a “Rental Rate Request”) request that Landlord furnish Tenant with Landlord’s estimate of Market Rent. Tenant’s delivery of a Rental Rate Request shall not constitute or be deemed an exercise by Tenant of its renewal option, and such option shall be deemed exercised only when and if Tenant timely delivers the option notice described in clause (a)(l) of this Section 3.5. However, if Tenant has not theretofore delivered a Rental Rate Request, Tenant’s option notice shall also be deemed a Rental Rate Request. Within fifteen (15) days following Tenant’s delivery of a Rental Rate Request, or the occurrence of any other event requiring the determination of Market Rent hereunder, Landlord shall give Tenant a written notice setting forth Landlord’s estimate of Market Rent. Landlord’s estimate shall be conclusive and binding on the parties hereunder unless, within twenty-five (25) days after the giving of such estimate, Tenant shall give Landlord a written notice stating that Tenant disputes Landlord’s estimate. Upon the giving of Tenant’s notice, Landlord and Tenant shall commence negotiations concerning the amount of base rent that shall constitute Market Rent. The parties shall have thirty (30) days after the date such negotiations are required to commence in which to agree on such Market Rent.

(2) If Tenant exercises its right to renew this Lease for a Renewal Term, but the parties do not reach agreement concerning Market Rent pursuant to clause (1) above, then the parties shall each appoint a licensed real estate broker with at least five (5) years of active experience in office space leasing in the Tysons/Dulles corridor and who has not previously been employed by the party designating such broker (except in the capacity of cooperating broker, or as an appraiser of Market Rent) (a “Qualified Broker”). The two (2) brokers shall each, within ten (10) days following their appointment, determine the Market Rent. If the lower of the two Market Rent determinations is not less than ninety-five percent (95%) of the higher of the two determinations, then the Market Rent shall be the mean of the two determinations. If the lower of the two Market Rent determinations is less than ninety-five percent (95%) of the higher of the two determinations, then the two brokers shall render separate written reports of their determinations and shall within ten (10) days thereafter together appoint a third broker. Such third broker shall be furnished with the written reports of the first two brokers and any appropriate supporting documentation. The third broker shall then, within ten (10) days, deliver its determination of Market Rent. The Market Rent shall equal the mean of the two closest determinations; provided, however, that (i) if any determination is agreed upon by any two of the Qualified Brokers, then Market Rent shall equal such agreed-upon determination, and (ii) if any determination is equidistant from the other two determinations, then Market Rent shall equal such middle determination. Landlord and Tenant shall each bear the cost of its Qualified Broker and shall share equally the cost of any additional Qualified Broker. In the event Market Rent is determined to be an amount such that the Base Rent during the Renewal Term will be greater than the Base Rent in effect immediately prior to the Renewal Term, then Tenant shall have the option, exercisable by written notice delivered to Landlord within ten (10) days after the final determination of Market Rent hereunder, to rescind its election to extend the term of this Lease for the Renewal Term in question; provided, however, that if for any reason the determination of Market Rent has not been finalized by the date that is twelve (12) months before the expiration of the then-current Lease Term, then Tenant may rescind its election to extend the term of this Lease by notice furnished to Landlord on or before such date, and Tenant shall not have any right after such date to rescind its election, If Tenant exercises any rescission right, then, notwithstanding anything in this subsection (2) to the contrary, Tenant shall pay the cost of all brokers employed to determine Market Rent.

(3) Among the factors to be considered in determining Market Rent shall be (i) the rental rates then being quoted by (A) Landlord for space in the Building, and (B) other landlords for first-class office space in multi-tenanted, multi-story, first-class office buildings in comparable mixed-use complexes in the Tysons-Dulles corridor, (ii) the age, condition and use of the Building and the Premises, and (iii) prevailing market conditions expected to exist as of the date Base Rent based on Market Rent is to commence (including base rents, escalations, rental abatement periods, other tenant concessions, and other terms expected to be agreed to in market leases entered into at such time).

(4) Promptly following the determination of Market Rent, Landlord’s attorney shall prepare and the parties shall execute an amendment to this Lease stating the Market Rent and Base Rent so determined.

3.6 Tenant shall have the right to terminate this Lease as of the last day of the sixth (6th) Lease Year (the “Termination Date”), subject to the following terms and conditions. Tenant may exercise such right only by giving Landlord written notice thereof not later than the last day of the fifth (5th) Lease Year. If Tenant timely exercises such right, then Tenant shall deliver to Landlord, with such written notice, a termination payment in the amount of $693,809.40 (which amount shall be increased or reduced pro rata if the rentable area of the Premises is increased or reduced prior to Tenant’s exercise of the termination option). Such termination payment shall be in addition to, and not in lieu of, the rental payments due and payable hereunder through the- Termination Date. If Tenant does not timely exercise its right of termination pursuant to this Section, then such right shall immediately lapse and be of no further force or effect.

ARTICLE IV

BASE RENT

4.1 Tenant shall pay the Base Rent in monthly installments n advance on the first day of each month during a Lease Year. f the day Tenant’s rent obligation commences is not the first day of a month, then the Base Rent from such rent commencement date until the first day of the following month shall be prorated on a per diem basis at the rate of one-thirtieth (1/30th) of the monthly installment of the Base Rent payable during the Lease Year in which the rent commencement date occurs. Concurrently with Tenant’s execution of this Lease, Tenant shall pay’ to Landlord the sum of $35,562.36, which amount shall be credited toward the first monthly installment(s) of the Base Rent payable under this Lease for the Premises.

4.2 All Base Rent and other sums payable by Tenant shall be paid to Landlord in legal tender of the United States, at the address to which notices to Landlord are to be given, or to such other party or such other address as Landlord may designate in writing. Landlord’s acceptance of rent after it shall have become due and payable shall not excuse a delay upon subsequent occasions or constitute a waiver of rights.

4.3 In consideration of Tenant’s entering into this Lease, Landlord has agreed to grant to Tenant a series of rent credits in the aggregate amount of $955,302. Such credits are reflected in the rent schedule attached hereto as Exhibit H, and are applied against the Base Rent due for the first thirty-six (36) months within the Lease Term.

4.4 As an inducement to Tenant to enter into this Lease, Landlord hereby grants Tenant the amount of $1,360,794 (the “Leasehold Allowance”), to be applied toward Tenant’s obligations under its existing lease of premises from JTL Tycon Towers I Limited Partnership (“JTL Tycon”) at 8000 Towers Crescent Drive, Vienna, Virginia as amended (collectively, the “JTL ease”), subject to the following terms and conditions:

(a) Concurrently with its execution of this Lease, (i) Tenant shall exercise the right of early termination granted to it under Section 11 of the Addendum to the JTL Lease (as amended), and (ii) the $537,422 termination payment that is due to JTL Tycon upon exercise of such termination option shall be furnished by Landlord.

(b) Concurrently with Tenant’s execution of this Lease, Landlord shall disburse to Tenant the sum of $372,443 from the Leasehold Allowance.

(c) The entire balance of the Leasehold Allowance (after payment of the amounts described in Paragraph (a) and Paragraph (b) above), which equals $450,929, shall be disbursed by Landlord to Tenant when Tenant takes occupancy of the Premises.

(d) Tenant hereby represents that, to Tenant’s actual knowledge, no default by Tenant (beyond applicable notice and cure periods) currently exists under the JTL Lease, and that Tenant has not received any written notice from JTL Tycon of any condition which with the passage of time would constitute a default under the JTL Lease.

(e) From and after the date hereof, Tenant shall make all payments due to JTL Tycon pursuant to the terms of the JTL Lease in accordance with the terms of the JTL Lease.

ARTICLE V

INCREASES IN OPERATING CHARGES

5.1 Tenant shall pay Tenant’s proportionate share of the amount by which Operating Charges during each calendar year falling entirely or partly within the Lease Term exceed a base amount (the “Operating Charges Base Amount”) equal to the greater of (i) the Operating Charges incurred by Landlord during the Operating Charges Base Year and (ii) $274,713.40 (which amount is equal to $6.50 per occupied rentable square foot of office area in the Building, assuming 95% occupancy. For purposes of this Section, Tenant’s proportionate share shall be that percentage which is equal to a fraction, the numerator of which is the number of square feet of rentable area in the Premises, and the denominator “of which is the number of square feet of rentable office area in the Building. It is agreed that, as of the date of this Lease, Tenant’s proportionate share is equal to 68.9%.

5.2 “Operating Charges” shall mean all expenses incurred by Landlord and directly attributable to owning, operating, maintaining and repairing the Building and/or the Land, including but not limited to:

(a) Electricity, water, sewer and other utility charges;

(b) insurance premiums;

(c) market-rate management fees;

(d) costs of service and maintenance contracts;

(e) maintenance and repair expenses which are deducted by Landlord in computing its federal income tax liability;

(f) amortization, with interest at a rate determined by Landlord to reflect its cost of funds, based on accounting practices generally accepted for office buildings, for capital expenditures made by Landlord intended or expected to reduce operating expenses or required to comply with Laws (and not as a replacement necessitated by wear and tear on I the item being replaced);

(g) Real Estate Taxes;

(h) charges for janitorial services;

(i) assessments or other amounts payable to any association or associations now or hereafter established under a recorded covenant running with the Land and other parcels of land in the vicinity of the Land to administer, oversee or enforce common covenants affecting the complex or area in which the Building is located, or to operate, maintain, or repair common or public areas or facilities of the complex or area in which the Building is located, including assessments imposed

(1) to pay for landscaping and other capital improvements in such common areas or facilities (but not capital improvements made as part of the initial development of the Reston Town Center Complex),

(2) to pay for the operation, maintenance and repair of the cultural center planned for said complex or area,

(3) to pay for any transportation system (excluding transportation improvements made as part of the initial development of the Reston Town Center Complex) contemplated by any covenants or governmental requirements now or hereafter affecting the Building, and

(4) to pay for any architectural review board or other administrative expenses;

(j) any business, professional or occupational license tax payable by Landlord with respect to the Building;

(k) costs of decorating and landscaping the grounds and the common areas of the Building; and (1) any sales tax paid by Landlord with respect to goods and services in connection with the foregoing. Operating Charges shall not include:

(1) payment of principal or interest due under any mortgage or deed of trust;

(2) depreciation allowance of any type;

(3) capital improvements costs (other than those described in clause (f) above), whether principal or interest;

(4) compensation paid to officers of Landlord or officers of the management agent or any one else above the level of asset manager;

(5) the cost of tools, equipment and material used in the initial construction of the Building;

(6) costs directly resulting from the gross negligence or willful misconduct of Landlord, its agents, contractors or employees;

(7) costs for which Landlord is reimbursed by any insurance;

(8) costs for any structural maintenance, replacement or redesign (except as provided in clause (f) above);

(9) leasing commissions, legal fees and other expenses incurred by Landlord or his agents in connection with negotiations or disputes with tenants or prospective tenants (other than with Tenant’s sublessees or assignees) for the ~building;

(10) costs or expenses associated with the enforcement of any leases (other than with Tenant’s sublessees or assignees) by Landlord;

(11) costs or fees relating to the defense of Landlord’s title or interest in the real estate containing the Building or any part thereof;

(12) costs incurred by Landlord in connection with the initial construction of the Building and related facilities;

(13) expenses for the correction of defects in Landlord’s initial construction of the Building or project;

(14) any costs or expenses relating to Landlord’s obligations under any workletter to construct tenant improvements, including Landlord’s obligations pursuant to Exhibit B;

(15) costs (including permit, license and inspection fees) incurred in renovating or otherwise improving or decorating space for tenants in the Building;

(16) costs for renovating or improving vacant or unleased space in the Building (other than common areas);

(17) Landlord’s costs of any services sold or provided to tenants for which Landlord is entitled to be reimbursed by such tenants under the lease with such tenants;

(18) expenses in connection with services or other benefits of a type which are not made available to Tenant but which are provided to another tenant or occupant;

(19) costs incurred due to violation by Landlord or any tenant of the terms and conditions of any lease;

(20) any expense for Landlord’s advertising and promotional program for the Building;

(21) renovation of the Building made necessary by the exercise of eminent domain; and

(22) any cost incurred to Landlord or an affiliate of Landlord for the provision of any goods or services. to the extent such cost exceeds the cost than prevailing in transactions between unrelated parties.

5.3 “Real Estate Taxes” shall mean: (a) all real estate taxes, including general and special assessments, if any, which are imposed upon Landlord or assessed against the Building and/or the Land; (b) any other present or future taxes or governmental charges that are imposed upon Landlord or assessed against the Building or the Land which are in the nature of or in substitution for real estate taxes, including any tax levied on or measured by the rents payable by tenants of the Building; and (c) reasonable expenses (including reasonable attorneys’ fees) incurred in reviewing or seeking a reduction of real estate taxes. Real Estate Taxes shall not include any tax upon Landlord’s net income or profits. In the event any Real Estate Taxes are payable in installments over time, then Landlord shall elect (or shall be deemed for purposes hereof to have elected) to pay such taxes over the maximum permissible number of installments. Any interest or fee charged by the taxing authority as a condition to Landlord’s right to pay such taxes in installments shall be included in Real Estate Taxes. Landlord shall pay all Real Estate Taxes by the date due, and shall, upon Tenant’s written request, furnish Tenant with evidence of such payment. Real Estate Taxes shall not include any interest or penalties incurred by

Landlord by reason of Landlord’s failure to pay in a timely manner any Real Estate Taxes.

5.4 If the average occupancy rate for the Building during any calendar year (including, without limitation, the Operating Charges Base Year) is less than ninety-five percent (95%), or if any tenant is separately paying for electricity, janitorial or other services furnished to its premises which would otherwise be included in Operating Charges, then Operating Charges for such calendar year shall be deemed to include all additional expenses, as reasonably estimated by Landlord, which would have been incurred during such calendar year if such average occupancy rate had been ninety-five percent (95%) and if Landlord paid for such electricity, janitorial and other services furnished to such premises. For example, if the average occupancy rate for the Building during a calendar year is eighty percent (80%), and if the janitorial contractor charges are $1.00 per square foot of occupied rentable area per year, and if the Building contains one hundred thousand (100,000) square feet of rentable area, then it would be reasonable for Landlord to estimate that if the Building had been ninety-five percent (95%) occupied during such year, then janitorial charges for such year would have been ninety-five thousand dollars ($95,000).

5.5 If any amounts comprising Operating Charges are incurred not just with respect to the Building, but also with respect to one or more other buildings or areas, then Landlord shall reasonably allocate such amounts between the Building and such other buildings or areas. Any Operating Charges or Real Estate Taxes incurred with respect to the Land shall be reasonably allocated among the Building and other buildings hereafter to be constructed on the Land. Prior to the construction of such other Buildings, only that portion of such Operating Charges and Real Estate Taxes that is allocable to the Building and to the portion of the Land that is associated with the Building shall be included among the expenses comprehended by this Article V. To the extent that any of such expenses are allocated among the buildings situated on the Land under the terms of any declaration of covenants affecting such buildings, the allocation formula used in such declaration shall be reasonably determined and then also be used for purposes of this Section 5.5. Similarly, if any amounts comprising Operating Charges are incurred not just with respect to the office area of the Building, but also with respect to the retail area of the Building, then Landlord shall reasonably allocate such amounts between the office and retail areas of the Building. Such allocation shall be made on a fair and equitable basis, based on the usage of or benefits received from the service, utility or item in question. All utilities furnished to retail tenants shall be separately metered, and retail tenants shall pay for the removal of trash from their premises. The allocation of any amounts reasonably determined by Landlord pursuant to this Section shall be binding on Tenant.

5.6 At the beginning of each calendar year that begins during the Lease Term, Landlord may submit a statement setting forth the amount by which Operating Charges that Landlord reasonably expects to be incurred during each calendar year exceed the Operating Charges Base Amount, and Tenant’s proportionate share of such excess. Tenant shall pay to Landlord on the first day of each month after receipt of such statement, until Tenant’s receipt of any succeeding statement, an amount equal to one twelfth (1/12) of such share.

5.7 Within approximately one hundred twenty (120) days after the end of each calendar year, Landlord shall submit a statement showing (a) Tenant’s proportionate share of the amount by which Operating Charges incurred during the preceding calendar year exceeded the operating Charges Base Amount, and (b) the aggregate amount of Tenant’s estimated payments during such year. If such statement indicates that the aggregate amount of such estimated payments exceeds Tenant’s actual liability, then Tenant shall deduct the net overpayment from its next estimated payment(s) pursuant to this Article, or, at Tenant’s option, shall receive a refund of such amount. If such statement indicates that Tenant’s actual liability exceeds the aggregate amount of such estimated payments, then Tenant shall pay the amount of such excess.

5.8 Landlord’s failure or delay in rendering any particular statement or statements contemplated by this Article shall not prejudice Landlord’s right thereafter to render such statement or statements.

5.9 If the Lease Term expires on a day other than the last day of a calendar year, then Tenant’s liability for Operating Charges incurred during such year shall be proportionately reduced.

5.10 Landlord agrees to retain the books and records substantiating the Operating Charges incurred in each calendar year for a period of at least three (3) years. Tenant shall have the right, during business hours and upon reasonable prior notice, from time to time to inspect Landlord’s books and records relating to Operating Charges, and/or to have such books and records audited at Tenant’s expense by a certified public accountant mutually designated by Landlord and Tenant, except that any audit that discloses a discrepancy of more than three percent (3%) in the annual Operating Charges and/or Real Estate Taxes shall be at Landlord’s expense. Any discrepancy shall be promptly corrected by a payment of any shortfall to Landlord by Tenant within thirty (30) days after the applicable audit, or by a credit against the next payment(s1 of rent hereunder or (at Tenant’s election) a refund of the overpaid amount within thirty (30) days, as may be applicable. In the event Tenant does not contest a statement of Operating Charges within one hundred twenty (120) days after it is rendered, such statement shall become binding and conclusive, except that any such statement which is shown to contain deliberate misrepresentations shall not be binding and conclusive until three (3) years after it is rendered.

ARTICLE VI

USE OF PREMISES

6.1 Tenant shall use the Premises solely for general office purposes (including but not limited to, technical education classrooms) and for such other ancillary purposes as are permitted by law and consistent with the first-class nature of the Building. Tenant shall not use the Premises for any unlawful purpose or in any manner that will or is likely to (a) constitute waste, nuisance or unreasonable annoyance to Landlord or any tenant of the Building, (b) violate the terms of the occupancy or use permit covering the Premises, (c) impair or interfere with any base building systems or facilities, (d) adversely affect the character, appearance or reputation of the Building, or (e) increase the number of parking spaces required for the Building. Tenant shall comply with all present and future laws, ordinances, regulations and orders (collectively, “Laws”) concerning the use, occupancy and condition of the Premises and all machinery, equipment and furnishings therein. Notwithstanding the foregoing, Tenant shall not be responsible for compliance with any Laws that apply to office premises in Fairfax County, Virginia generally if the requirement for compliance with the same does not arise from Tenant’s particular use or design of the Premises, as distinguished from general office use. Landlord shall obtain the original use or occupancy permit for the Premises. Use of the Premises is subject to all covenants, conditions and restrictions now or hereafter of record. Landlord represents that the zoning regulations applicable to the Building and any covenants, conditions or restrictions appertaining to the Building permit the use of the Premises for the uses contemplated hereunder.

6.2 Tenant shall pay before delinquency any business, rent or other tax or fee that is now or hereafter assessed or imposed upon Tenant’s use or occupancy of the Premises, the conduct of Tenant’s business in the Premises or Tenant’s equipment, fixtures, furnishings, inventory or personal property. If any such tax or fee is enacted or altered so that such tax or fee is imposed upon Landlord or so that Landlord is responsible for collection or payment thereof, then Tenant shall pay the amount of such tax or fee promptly to Landlord upon demand.

6.3 Tenant shall not generate, use, store or dispose of any Hazardous Materials in or about the Building. “Hazardous Materials” shall mean: (a) “hazardous wastes,” as defined by the Resource Conservation and Recovery Act of 1976, as amended from time to time; (b) “hazardous substances,” as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time; (c) “toxic substances,” as defined by the Toxic Substances Control Act, as amended from time to time; (dl “hazardous materials,” as defined by the Hazardous Materials Transportation Act, as amended from time to time; (e) oil or other petroleum products; and (f) any substance which under any Federal or state law or regulation now or hereafter in effect is identified as being hazardous to health or the environment. Notwithstanding the foregoing, Tenant may use and store within the Premises reasonable quantities of customary office and cleaning supplies.

ARTICLE VII

ASSIGNMENT AND SUBLETTING

7.1 Tenant shall not assign this Lease or any of Tenant’s rights or obligations hereunder, or sublet or permit anyone to occupy the Premises or any part thereof, without Landlord’s prior written consent, which consent shall not be unreasonably withheld or delayed, provided Landlord reasonably determines that the proposed assignee or subtenant (i) is of a type and quality consistent with a first-class office building, and (ii) has the financial capacity to undertake and perform the obligations of the sublease or of this Lease. No assignment or transfer of this Lease may be effected by operation of law or otherwise without Landlord’s prior written consent as provided above. Any assignment, subletting or occupancy, Landlord’s consent thereto or Landlord’s collection or acceptance of rent from any assignee, subtenant or occupant shall not be construed as a waiver or release of Tenant from liability hereunder.

Any assignment, subletting or occupancy, Landlord’s consent thereto or Landlord’s collection or acceptance of rent from any assignee, subtenant or occupant shall not be construed as relieving Tenant or any 1 assignee, subtenant or occupant from the obligation of obtaining Landlord’s prior written consent to any subsequent assignment, subletting or occupancy. Tenant assigns to Landlord any sum due from any assignee, subtenant or occupant of Tenant as security for Tenant’s performance of its obligations pursuant to this Lease. Following an Event of Default, Tenant authorizes each such assignee, subtenant or occupant to pay such sum directly to Landlord if such assignee, subtenant or occupant receives written notice from Landlord specifying that such rent shall be paid directly to Landlord. Landlord’s collection of such rent shall not be construed as an acceptance of such assignee, subtenant or occupant as a tenant.

All restrictions and obligations imposed pursuant to this Lease on Tenant shall be deemed to extend to any subtenant, assignee or occupant of Tenant, and Tenant shall cause such persons to comply with all such restrictions and obligations. If the Lease Term or Tenant’s right of possession shall terminate prior to the stated expiration of the Lease Term, then, at Landlord’s option in its sole and absolute discretion, Landlord may (but shall not be required to) succeed to the rights of Tenant under any or all subleases or assignments entered into by Tenant. Tenant shall not mortgage, pledge or encumber this Lease without Landlord’s prior written consent, which consent shall not be unreasonably withheld or delayed. For all purposes of this Lease, the term “sublet” or “subletting” shall include any assignment of Tenant’s rights with respect to the relevant portion of the Premises.

7.2 If Tenant is a partnership, then any dissolution of Tenant or a withdrawal or change, whether voluntary, involuntary or by operation of law, of partners owning a controlling interest in Tenant shall be deemed an assignment of this Lease subject to this Article. Subject to Section 7.5 below, if Tenant is a corporation, then any dissolution, merger, consolidation or other reorganization of Tenant, or any sale or transfer of a controlling interest of its capital stock, other than a sale or transfer undertaken in the context of tenant becoming a publicly-held corporation listed on a national stock exchange or trading in the over-the-counter market, shall be deemed an assignment of this Lease subject to this Article. If any assignment is deemed to have occurred pursuant to this Section, the assignee shall be deemed to be paying fair market rent for purposes of determining the excess rent referred to in Section 7.4 below.

7.3 In order to request the consent of Landlord to an assignment, sublease or other transfer (other than to a Permitted Transferee) of all or part of the Premises or this Lease pursuant to this Article, Tenant shall give Landlord written notice (“Tenant’s Request Notice”) of the identity of the proposed assignee or subtenant and its business, all terms of the proposed assignment or subletting, the commencement date of the proposed assignment or subletting (the “Proposed Sublease Commencement Date”) and the area proposed to be assigned or sublet (the “Proposed Sublet Space”). Tenant shall also transmit therewith the most recent financial statement or other evidence of financial responsibility of such assignee or subtenant, a certification executed by Tenant and such proposed assignee or subtenant stating whether (and to what extent) any premium or other consideration is being paid for the proposed assignment or sublease, and all other information requested by Landlord concerning such proposed assignee or subtenant.

7.4 If, pursuant to the agreements or understandings effecting or relating to any sublease, assignment or other transfer (whether by operation of law or otherwise), the subtenant, assignee or other transferee is to pay any amount in excess of the sum of (i) the rent and other charges due under this Lease, and (ii) the reasonable costs incurred by Tenant in obtaining the assignment or sublease (including legal fees, brokerage commissions, advertising costs and tenant concessions), then, whether such excess be in the form of an increased rental, lump sum payment, payment for the sale or lease of fixtures or other leasehold improvements or any other form (and if the applicable space does not constitute the entire Premises, the existence of such excess shall be determined on a pro rata basis), Tenant shall pay to

Landlord any such excess upon such terms as shall be specified I by Landlord and in no event later than ten (10) days after Tenant receives (or is deemed to have received) such excess. Landlord shall have the right to inspect Tenant’s books and records relating to any sublease, assignment or other transfer. Any sublease, assignment or other transfer shall be effected on forms reasonably approved by Landlord.

7.5 Notwithstanding the foregoing provisions of this Article VII, Tenant shall have the right, upon prior written notice to Landlord, but without Landlord’s consent, to assign this Lease, or to sublet all or any part of the Premises, to (a) any entity resulting from a merger or consolidation with Learning Tree International, Inc. or (b) any corporation succeeding to all the business and assets of Learning Tree International, Inc., provided that the net worth of the surviving or successor entity is at least equal to the net worth of Tenant as of the date of execution of this Lease, and provided that the net worth of such surviving or successor entity is at least equal to the net worth of Tenant immediately prior to such merger, consolidation or transfer. Notwithstanding the foregoing provisions of this Article VII, Tenant shall have the right, upon prior written notice to Landlord, but without Landlord’s consent, to assign this Lease, or to sublet all or any part of the Premises, to any affiliates of Tenant. An Affiliate of Tenant is any entity that controls, is controlled by, or is under common control with Tenant. Any entity to which this Lease is assigned or to which the Premises are sublet pursuant to the terms of this Section 7.5 shall be referred to in this Lease as a “Permitted Transferee.” Sections 7.2, 7.3, and 7.4 shall not apply to any assignment or subletting undertaken pursuant to this Section 7.5.

ARTICLE VIII

MAINTENANCE AND REPAIRS

8.1 Tenant shall keep and maintain the Premises and all fixtures and equipment located therein in clean, safe and sanitary condition, shall take good care thereof and make all repairs thereto, shall suffer no waste or injury thereto, and at the expiration or earlier termination of the Lease Term, shall surrender the Premises in the same order and condition in which they were on the Lease Commencement Date, ordinary wear and tear and insured casualty excepted. Except as otherwise provided in Article XVII, all injury, breakage and damage to the Premises and to any other part of the Building or the Land caused by any act or omission of any invitee, agent, employee, subtenant, assignee, contractor, client, family member, licensee, customer or guest of Tenant (collectively “Invitees”) or Tenant, shall be repaired by and at Tenant’s expense, except that, if Tenant fails to make such repair within a reasonable time following Landlord’s demand therefor, Landlord shall have the right at Landlord’s option to make any such repair and to charge Tenant for all costs and expenses incurred in connection therewith. In an emergency, Landlord may make such repair without any prior demand upon Tenant. Landlord shall, at Landlord’s expense, repair any damage caused by the negligence or misconduct of Landlord, its agents or employees. Landlord shall provide and install replacement tubes for building standard fluorescent light fixtures and all other conventional light bulbs and tubes for the Premises at Tenant’s expense (which expense shall not be included in Operating Charges pursuant to Article V).

8.2 Landlord shall keep and maintain in good order and repair appropriate for a first-class office building the base-building structure and systems, including the roof, exterior walls, elevators, electrical, plumbing and HVAC systems, and the parking areas, landscaping, ground floor lobby and other common areas and facilities of the Building. In addition, Landlord shall maintain and repair Tenant’s private bathrooms within the Premises and the uninterrupted power source described in Paragraph 3(b) of Exhibit B.

ARTICLE IX

ALTERATIONS

9.1 The original improvement of the Premises shall be accomplished by Landlord in accordance with Exhibit B. Landlord is under no obligation to make any alterations, decorations, additions, improvements or other changes (collectively “Alterations”) in or to the Premises except as set forth in Exhibit B or otherwise expressly provided in this Lease.

9.2 Tenant shall not make or permit anyone to make any Alteration in or to the Premises or the Building without Landlord’s prior written consent, which consent shall not be unreasonably withheld or delayed with respect to proposed Alterations that are not visible from the exterior of the Premises, do not affect the Building’s structure, and do not impair the Building’s mechanical, electrical, plumbing or HVAC systems. Any Alteration made by Tenant shall be subject to the preceding sentence and shall be made: (a) in a good, workmanlike, first-class and prompt manner; (b) using new materials only; (c) by a contractor and in accordance with plans and specifications and procedures reasonably approved in writing by Landlord; (d) in accordance with legal requirements and requirements of any insurance company insuring the Building; (el after obtaining any required consent of any Mortgagee; and (f) after obtaining a workmen’s compensation insurance policy reasonably approved in writing by Landlord and any other insurance reasonably required by Landlord (provided, however, that this requirement shall be satisfied if such insurance is carried by the contractor performing the work). Upon completion of the Alteration, Tenant shall deliver to Landlord written, unconditional waivers of mechanics’ and materialmen’s liens against the Premises and the Building from all contractors, subcontractors, laborers and material suppliers for all work and materials in connection with such Alteration. If any lien (or a petition to establish a lien) is filed in connection with any Alteration, then such lien (or petition) shall be discharged by Tenant at Tenant’s expense within twenty (20) days thereafter by the payment thereof or filing of a bond acceptable to Landlord. Landlord’s consent to the making of an Alteration shall be deemed not to constitute Landlord’s consent to subject its interest in the Premises or the Building to liens which may be filed in connection therewith. Tenant shall hire Landlord (or its designee) to perform any structural Alteration, provided that the charge to Tenant therefor is reasonable. Notwithstanding anything to the contrary contained in this Article IX, Tenant shall have the right from time to time and at any time, without Landlord’s consent, to perform the following work within the Premises: (i) paint and install wall coverings, (ii) install and remove office furniture, (iii) relocate existing electrical outlets, (iv) install and remove workstations, (v) install and remove Tenant’s equipment and perform cable pulls in connection therewith (provided no work within the walls or above the ceiling tiles is performed in connection with such installation and removal), and (vi) install and remove carpeting and other floor coverings. If appropriate in view of the nature and scope of the Alterations, Tenant shall furnish Landlord with an updated set of “as-built” drawings reflecting any alterations made by Tenant.

9.3 If any Alteration for which Landlord’s consent is required is made without Landlord’s prior written consent, then Landlord shall have the right at Tenant’s expense to remove and correct such Alteration and restore the Premises and the Building to their condition immediately prior thereto or to require Tenant to do the same. All Alterations to the Premises or the Building made by either party shall immediately become Landlord’s property and shall remain upon and be surrendered with the Premises at the expiration or earlier termination of the Lease Term; provided, however, that Tenant shall have the right to remove, prior to the expiration or earlier termination of the Lease Term, all of Tenant’s trade fixtures, movable furniture, furnishings and equipment (collectively, “Tenant’s Removables”); and except that Tenant shall be required to remove all Alterations to the Premises or the Building which Landlord designates in writing for removal at the time Landlord approves installation of such Alteration. Movable furniture, furnishings and equipment shall be deemed to exclude any item which would normally be removed from the Premises with the assistance of any tool or machinery other than a dolly. Landlord shall have the right to repair at Tenant’s expense all damage to the Premises or the Building caused by such removal or to require Tenant to do the same. If any such furniture, furnishing or equipment is not removed by Tenant prior to the expiration or earlier termination of the Lease Term, then the same shall become Landlord’s property and shall be surrendered with the Premises as a part thereof; provided, however, that Landlord shall have the right to remove from the Premises at Tenant’s expense such furniture, furnishing or equipment and any Alteration which Landlord designated in writing for removal as set forth above.

ARTICLE X

SIGNS

10.1 Landlord will list Tenant’s name in the Building directory, if any, and provide building standard signage on or near the primary suite entry door. Tenant shall have the right to affix a sign displaying Tenant’s trade name to the exterior of the Building, on the east and west elevations facing Discovery Street and Library Street, upon the following terms and conditions:

(a) Landlord shall obtain, at Tenant’s expense, the initial permit required with respect to such sign, provided that Tenant’s specifications for the sign conform to all government and quasi-governmental requirements;

(b) the location of such sign shall be mutually agreed upon by Landlord and Tenant;

(c) the size, materials, color, design and other aspects of such sign shall be acceptable to Landlord in its reasonable judgment; and

(d) Landlord shall have the right to remove such sign at the expiration or earlier termination of the Lease Term at Tenant’s expense.

Landlord hereby agrees to grant Tenant an allowance in the amount of $10,000 to be applied toward the cost of Tenant’s exterior sign. If the cost of Tenant’s exterior sign is less than $10,000, the unused portion of such allowance shall be paid to Tenant within thirty (30) days after the Lease Commencement Date. Tenant shall not paint, affix or otherwise display on any part of the exterior or interior of the Building any other sign, advertisement or notice, other than signs in the interior of the Premises that are not visible from the exterior of the Premises. If any such item that has not been approved by Landlord is so displayed, then Landlord shall have the right to remove such item at

Tenant’s expense or to require Tenant to do the same. Landlord hereby agrees not to grant exterior signage rights to any other office tenant in the Building, except for the right given to A-Point, Inc:, in its lease dated August 20, 1990, to post a Western Union sign on the Building. The rights granted to Tenant under this Section 10.1 shall also inure to the benefit of any Permitted Transferee (as defined in Section 7.5 above).

ARTICLE XI

SECURITY DEPOSIT

[Intentionally Omitted]

ARTICLE XII

HOLDING OVER

12.1 Tenant acknowledges that it is extremely important that Landlord have substantial advance notice of the date on which Tenant will vacate the Premises, because Landlord will (a) require an extensive period to locate a replacement tenant, and (b) plan its entire leasing and renovation program for the Building in reliance on its lease expiration dates. Tenant also acknowledges that if Tenant fails to surrender the Premises at the expiration or earlier termination of the Lease Term, then it will be conclusively presumed that the value to Tenant of remaining in possession, and the loss that will be suffered by Landlord as a result thereof, far exceed the Base Rent and additional rent that would have been payable had the Lease Term continued during such holdover period.

Therefore, unless Landlord (in its discretion) consents to Tenant’s continued occupancy of the Premises, in which event such tenancy shall be on such terms and conditions as may be mutually agreed to by Landlord and Tenant, if Tenant does not immediately surrender the Premises upon the expiration or earlier termination of the Lease Term, then the rent shall be increased to equal the greater of (1) fair market rent for the Premises, or (2) double the Base Rent, additional rent and other sums that would have been payable pursuant to the provisions of this Lease if the Lease Term had continued during such holdover period. Such rent shall be computed on a monthly basis and shall be payable on the first day of such holdover period and the first day of each calendar month thereafter during such holdover period until the Premises have been vacated.

Landlord’s acceptance of such rent shall not in any manner adversely affect Landlord’s other rights and remedies, including Landlord’s right to evict Tenant and to recover damages.

ARTICLE XIII

INSURANCE

13.1 Tenant shall not conduct any activity or place any item in or about the Building which may increase the cost of any insurance on the Building. If any increase in the cost of such insurance is due to any such activity or item, then (whether or not Landlord has consented to such activity or item) Tenant shall pay the amount of such increase. The statement of any insurance company or insurance rating organization (or other organization exercising similar functions in connection with the prevention of fires or the correction of hazardous conditions) that such an increase is due to any such activity or item shall be conclusive evidence thereof.

13.2 Tenant shall maintain throughout the Lease Term, with a company licensed to do business in the Commonwealth of Virginia, approved by Landlord and having a rating equal to or exceeding A:XI in Best’s Insurance Guide: (a) broad form comprehensive general liability insurance (written on an occurrence basis and including contractual liability coverage insuring the obligations assumed by Tenant pursuant to Section 15.2 and an endorsement for personal injury); and (b) all-risk property insurance. Such liability insurance shall be in minimum amounts typically carried by prudent tenants engaged in similar operations, but in no event shall be in an amount less than two million dollars ($2,000,000) combined single limit for bodily injury or death to any one person or number of persons, and two million dollars ($2,000,000) general aggregate for property damage. Such property insurance shall be in an amount not less than that required to replace all Above-Standard Work, all Alterations and all other contents of the Premises, excluding the Building Standard Tenant Work. All liability insurance shall name Landlord, any Mortgagee and any invitee of Landlord or Landlord’s managing agent as additional insureds. All property insurance shall contain an endorsement that such insurance shall remain in full force and effect notwithstanding that the insured may have waived its claims against any person prior to the occurrence of a loss, and provide that the insurer waives all right of recovery by way of subrogation against Landlord, its partners, agents and employees.

Notwithstanding any other provision of this Lease, Tenant hereby waives any claims it may hereafter have against Landlord on account of any damage for which Tenant is covered by insurance required hereunder or under any other insurance actually carried by Tenant. All of Tenant’s insurance shall contain an endorsement prohibiting cancellation, failure to renew, reduction in amount of insurance or change of coverage (1) as to the interests of Landlord, any Mortgagee or any Invitee of Landlord or Landlord’s managing agent by reason of any act or omission of Tenant, and (2) without the insurer’s giving Landlord thirty (30) days’ prior written notice of such action. Landlord reserves the right from time to time to require Tenant to obtain higher minimum amounts of insurance. Tenant shall deliver a certificate of insurance and receipts evidencing payment of the premium for all required insurance policies to Landlord on or before the Lease Commencement Date and at least annually thereafter, no less than thirty (30) days prior to the earliest expiration date set forth on such certificate.

13.3 Throughout the Lease Term, (i) Landlord shall carry comprehensive general liability insurance in at least such amounts as may be required from time to time by the holder of any Mortgage encumbering the Building, and (ii) Landlord shall insure the Building against loss due to fire and other casualties included in standard extended coverage insurance policies, with an agreed amount endorsement and replacement cost coverage, exclusive of architectural and engineering fees, excavations, footings and foundations. Landlord’s property insurance shall contain an endorsement that such insurance shall remain in full force and effect notwithstanding that the insured may have waived its claims against any person prior to the occurrence of a loss. Notwithstanding any other provision of this Lease, Landlord hereby waives any claims it may hereafter have against Tenant on account of any damage for which Landlord is covered by insurance required hereunder or under any other insurance actually carried by Landlord.

ARTICLE XIV

SERVICES AND UTILITIES

14.1 Landlord shall furnish to the Premises air-conditioning and heating during the seasons they are required in accordance with the specifications attached hereto as Exhibit F. Landlord shall provide: janitorial service on Monday through Friday only (excluding legal public holidays celebrated-’by the Executive Departments of the Federal Government) in accordance with the specifications attached hereto as Exhibit G; electricity; water; elevator service; and exterior window-cleaning service.

The normal hours of operation of the Building will be 8:00 a.m. to 6:00 p.m. on Monday through Friday (except such holidays) and 9:00 a.m. to 12:00 p.m. on Saturday (except such holidays) and such additional hours, if any, as Landlord determines, If Tenant requires air-conditioning or heat beyond the normal hours of operation, then Landlord will furnish the same, provided Tenant gives Landlord sufficient advance notice of such requirement. Tenant shall pay for such extra service in accordance with Landlord’s then-current schedule. Notwithstanding the preceding sentence, the parties agree that the cost of such extra service during the first Lease Year shall not exceed $35.68 per hour per floor during the cooling season and $38.87 per hour per floor during the heating season, and shall be based upon the actual cost of electricity and Landlord’s reasonable estimate of the incremental wear and tear upon the WAC equipment and the increased servicing expenses relating to such equipment resulting from such extra service. In no event, however, shall Landlord’s charge for depreciation and management or administrative services in connection with after-hours HVAC usage exceed fifteen percent (15%) of the other costs associated with the provision of such service. In the event that more than one tenant in the Building requests after-hours W A C service for a particular period, then the cost of furnishing such service shall be equitably prorated among all the tenants requesting such service. Upon reasonable prior written notice, Tenant shall be entitled to have access to Landlord’s books and records relating to the cost of furnishing after-hours HVAC service and any proration of charges pursuant to the immediately-preceding sentence. The base-building HVAC system shall function within the Premises at a noise level not in excess of 45 decibels.

14.2 If any interruption of utilities or services shall continue for more than four (4) consecutive business days and shall render any portion of the Premises unusable for the normal conduct of Tenant’s business, and if Tenant does not in fact use or occupy such portion of the Premises, then all Base Rent and additional rent payable hereunder with respect to such portion of the Premises shall be abated retroactively to the first (1st) business day of such interruption and such abatement shall continue until full use of such portion of the Premises is restored to Tenant.

14.3 Landlord agrees to provide an access control system for the Building that will afford Tenant access to the Premises and to the Building garage twenty-four (24) hours per day every day of the year.

Elevators shall have floor-by-floor lockout capability. Tenant shall have the right to install its own security system for its Premises with Landlord’s approval, provided that no structural alteration of the Building is required.

ARTICLE XV

LIABILITY OF LANDLORD

15.1 Landlord, its employees and agents shall not be liable to Tenant, any Invitee or any other person or entity for any damage (including indirect and consequential damage), injury, loss or claim (including claims for the interruption of or loss to business) based on or arising out of any cause whatsoever (except as otherwise provided in this Section), including without limitation the following: repair to any portion of the Premises or the Building; interruption in the use of the Premises or any equipment therein; any accident or damage resulting from any use or operation (by Landlord, Tenant or any other person or entity) of elevators or heating, cooling, electrical, sewerage or plumbing equipment or apparatus; termination of this Lease by reason of damage to the Premises or the Building; fire, robbery, theft, vandalism, mysterious disappearance or any other casualty; actions of any other tenant of the Building or of any other person or entity; failure or inability to furnish any service or utility specified in this Lease; and leakage in any part of the Premises or the Building from water, rain, ice or snow that may leak into, or flow from, any part of the Premises or the Building, or from drains, pipes or plumbing fixtures in the Premises or the Building.

If any condition exists that may be the basis of a claim of constructive eviction, then Tenant shall give Landlord written notice thereof and a reasonable opportunity to correct such condition, and in the interim Tenant shall not claim that it has been constructively evicted or is entitled to a rent abatement. Any property placed by Tenant or Invitees in or about the Premises or the Building shall be at the sole risk of Tenant, and Landlord shall not in any manner be responsible therefor.

If any employee of Landlord receives any package or article delivered for Tenant, then such employee shall be acting as Tenant’s agent for such purpose and not as Landlord’s agent. For purposes of this Article, the term “Building” shall be deemed to include the Land. Notwithstanding the foregoing provisions of this Section, Landlord shall not be released from liability to Tenant for any physical injury to any natural person and/or damage to property caused by Landlord’s negligence or willful misconduct to the extent such injury is not covered by insurance (a) carried by Tenant or such person, or (b) required by this Lease to be carried by Tenant.

15.2 (a) Except to the extent such damage results from the negligence or willful misconduct of Landlord, its agents or employees, Tenant shall reimburse Landlord for, and shall indemnify, defend upon request and hold Landlord, its employees and agents harmless from and against, all costs, damages, claims, liabilities, expenses (including reasonable attorneys’ fees), losses and court costs suffered by or claimed against Landlord, directly or indirectly, based on or arising out of, in whole or in part: (i) use and occupancy of the Premises or the business conducted therein; (ii) any wrongful or negligent act or omission of Tenant or any Invitee: (iii) any breach of Tenant’s obligations under this Lease, including failure to surrender the Premises upon the expiration or earlier termination of the Lease Term: (iv) any entry by Tenant or any Invitee upon the Land prior to the Lease Commencement Date: or (v) the breach of any representation or warranty made by Tenant in this Lease.

(b) Except to the extent such damage results from the negligence or willful misconduct of Tenant, its agents or employees, Landlord shall indemnify and hold Tenant, its employees and agents harmless from and against all costs, damages, claims, liabilities and expenses (including reasonable attorneys’ fees) suffered by or claimed against Tenant, directly or indirectly, based on or arising out of Landlord’s operation, management or control of the common and public areas of the Building.

15.3 If any landlord hereunder transfers the Building or such landlord’s interest therein, then such landlord shall not be liable for any obligation or liability based on or arising out of any event or condition occurring after such transfer. Within fifteen (15) days after request, Tenant shall attorn to such transferee and execute, acknowledge and deliver any document in form reasonably acceptable to Tenant submitted to Tenant confirming such attornment.

15.4 Tenant shall not have the right to offset or deduct the amount allegedly owed to Tenant pursuant to any claim against Landlord from any rent or other sum payable to Landlord. Tenant’s sole remedy for recovering upon such claim shall be to institute an independent action against Landlord.

15.5 If Tenant or any Invitee is awarded a money judgment against Landlord, then recourse for satisfaction of such judgment shall be limited to execution against Landlord’s estate and interest in the Building. No other asset of Landlord, any partner, director or officer of Landlord (collectively “Officer”) or any other person or entity shall be available to satisfy or subject to such judgment, nor shall any Officer or other person or entity have personal liability for satisfaction of any claim or judgment against Landlord or any Officer.

ARTICLE XVI

RULES

16.1 Tenant and Invitees shall observe the rules specified in Exhibit D. Tenant and Invitees shall also observe any other rule that Landlord may promulgate for the operation or maintenance of the Building; provided that notice thereof is given and such rule is reasonable and is not inconsistent with the provisions of this Lease. Landlord shall have no duty to enforce such rules or any provision of any other lease against any other tenant; provided that Landlord shall not enforce the rules against Tenant in a way that discriminates unfairly against Tenant.

ARTICLE XVII

DAMAGE TO BUILDING

17.1 If the Premises or the Building are totally or partially damaged by fire or other casualty, and (a) Landlord’s insurance is insufficient to pay the full cost of the repair and restoration to be performed by Landlord, (b) any Mortgagee fails or refuses to make such insurance proceeds available for such repair and restoration, (c) zoning or other applicable Laws do not permit such repair and restoration, (dl the cost of repair and restoration exceeds twenty-five percent (25%) of the replacement value of the Building, or (e) in Landlord’s reasonable judgment (based on consultation with design and construction professionals) the period needed for effecting a satisfactory settlement with any insurance company involved, removing debris, preparing plans, obtaining all required governmental permits and other approvals and completing such repair and restoration will exceed two hundred seventy (270) days after the occurrence of such damage, then Landlord shall have the right, at its sole option, to terminate this Lease by giving written notice of termination within forty-five (45) days after the occurrence of such damage, or, if later, within ten (10) days after Landlord last receives notice of the existence of any of the circumstances in clauses (a) through (e) above. Landlord shall have no liability to Tenant in the event Landlord’s estimate of the time frame for the circumstances in clause (e) above proves inaccurate. If the Premises are totally or partially damaged by fire or other casualty that renders the Premises totally or partially inaccessible or unusable, and the conditions in clause (e) above exist with respect to the Premises, then Landlord shall so notify Tenant and Tenant shall have the right, at Tenant’s option, to terminate this Lease by giving written notice of termination within forty-five (45) days after the occurrence of such damage, or, if earlier, within ten (10) days after Landlord notifies Tenant that Landlord intends to proceed with repair and restoration as required by this Article. In the event a fire or casualty occurs during the last twelve (12) months within the Lease Term, and Landlord determines that the damage will take more than thirty (30) days to repair or restore, either party shall have the right to terminate this Lease by written notice delivered to the other party within ten (10) days after Landlord notifies Tenant of such determination. If this Lease is terminated pursuant to this Article, then rent shall be apportioned (based on the portion of the Premises which is usable after such damage) and paid to the date of termination.

17.2 If this Lease is not terminated as a result of such damage, then, after collecting the insurance proceeds attributable to such damage, Landlord shall diligently repair and restore the Premises to substantially the same condition they were in prior to such damage; provided, however, that Landlord shall not be required to repair or restore any Alteration previously made by Tenant or any of Tenant’s trade fixtures, furnishings, equipment or personal property. Landlord shall bear the expenses of such repair and restoration of the Premises and the Building; provided, however, that if such damage or destruction was caused by the act or omission of Tenant or any Invitee, then Tenant shall pay the amount by which such expenses exceed the insurance proceeds, if any, actually received by Landlord on account of such damage. If this Lease is not terminated as a result of such damage, then until such repair and restoration of the Premises are substantially complete, Tenant shall be required to pay the Base Rent and additional rent only for the portion of the Premises that is usable while such repair and restoration are being made; provided, however, that: (1) if such damage was caused by the act or omission of Tenant or any Invitee, then Tenant shall not be entitled to any such rent reduction; and (2) if a delay in the substantial completion of such repair and restoration shall occur as a result of any cause of the kind described in Exhibit B as a Tenant Delay, including any failure by Tenant to provide Landlord with any information required for preparation of plans and specifications for such repair or restoration within fifteen (15) business days of Landlord’s request or any delay by Tenant in giving authorizations, approvals or substitutions necessary for completion of the repair or restoration, then Tenant shall not be entitled to any rent reduction for any period in excess of the period which would be necessary regardless of the aforementioned delays to restore the Premises to Building Standard condition.

ARTICLE XVIII

CONDEMNATION

18.1 If one-third or more of the area of the Premises or occupancy of one-third or more of the area of the Premises shall be taken or condemned by any governmental or quasi-governmental authority for any public or quasi-public use or purpose or sold under threat of such a taking or condemnation (collectively, “Condemned” or “Condemnation”), then this Lease shall terminate on the date title vests in such authority and rent shall be apportioned as of such date. If less than one-third of-the Premises or occupancy thereof is Condemned, then Landlord shall restore the portion of the Premises not Condemned to a complete architectural unit and this Lease shall continue in full force and effect as to the part of the Premises not Condemned, except that as of the date title vests in such authority Tenant shall not be required to pay the Base Rent and additional rent with respect to the part of the Premises Condemned. If there is a Condemnation of the Land or the Building for which the award, damages and other compensation can reasonably be expected to exceed twenty-five percent (25%) of the replacement value of the Land or Building, then regardless of whether the Premises are affected, Landlord shall have the right to terminate this Lease as of the date title vests in such authority by written notice to Tenant within forty-five (45) days of the date title vests in such authority. Notwithstanding anything in this Section 18.1 to the contrary, in the event (i) less than one-third of the Premises is Condemned but Tenant reasonably determines that it is unable to continue the operation of its business in the remaining Portion of the Premises, or (ii) more than one-third of the parking areas available to the Reston Town Center complex is Condemned and Landlord fails to make reasonable substitute parking facilities available, then Tenant shall have the right to terminate this Lease by written notice to Landlord within thirty (30) days after title vests in the condemning authority.

18.2 All awards, damages and other compensation paid by such authority on account of such condemnation shall belong to Landlord, and Tenant assigns to Landlord all rights to such awards, damages and compensation. Tenant shall not make any claim against Landlord or the authority for any portion of such award, damages or compensation attributable to damage to the Premises, value of the unexpired portion of the Lease Term, loss of profits or goodwill, permanent leasehold improvements installed at Landlord’s expense or severance damages. Nothing contained herein, however, shall prevent Tenant from pursuing a separate claim against the authority for the value of Tenant’s Removables (as defined in Section 9.3 above) and for relocation expenses, as to which items Landlord shall make no claim; provided that such claim shall in no way diminish the amounts payable to Landlord in connection with such condemnation.

ARTICLE XIX

DEFAULT

19.1 An “Event of Default” is: (a) Tenant’s failure to make when due any payment of the Base Rent or the monthly installments of additional rent pursuant to Section 5.6 on or before the date such payment is due, provided that there shall exist no Event of Default unless Tenant shall have been given written notice of such failure and shall not have made the payment within five (5) business days following the giving of such notice; (b) Tenant’s failure to perform or observe any material covenant or condition, if such failure is not susceptible to cure; (c) Tenant’s failure to perform or observe any covenant or condition that is susceptible to cure, if such failure continues for thirty (30) days after written notice thereof from Landlord, provided that, if such violation or failure is susceptible to cure but is not capable of being cured within such thirty (30) day period, there shall exist no Event of Default provided Tenant promptly commences to cure such violation or failure and diligently pursues such cure to completion and actually completes such cure within one hundred twenty (120) days from the date of Landlord’s notice; (dl Tenant’s failure, for a period in excess of thirty (30) days to occupy (or cause an assignee or subtenant to occupy) continuously the Premises; (el an Event of Bankruptcy as specified in Article XX; or (f) Tenant’s dissolution or liquidation.

19.2 This Lease is entered into on the express condition that, if there shall be an Event of Default, including an Event of Default prior to the Lease Commencement Date, then the provisions of this Section shall apply. Landlord shall have the right, at its sole option, to terminate this Lease. In addition, with or without terminating this Lease, Landlord may, upon undertaking appropriate legal process, re-enter, terminate Tenant’s right of possession and take possession of the Premises. The provisions of this Article shall operate as a notice to quit, any other notice to quit or of Landlord’s intention to re-enter the Premises being expressly waived. If Landlord elects to terminate this Lease and/or elects to terminate Tenant’s right of possession, then everything in this Lease to be done by Landlord shall cease, without prejudice, however, to Tenant’s liability for all rent and other sums accrued through the later of termination or Landlord’s recovery of possession. Landlord may relet the Premises or any part thereof, alone or together with other premises, for such term(s) (which may extend beyond the date on which the Lease Term would have expired but for Tenant’s default) and on such terms and conditions (which may include concessions or free rent and alterations of the Premises) as Landlord, in its sole discretion, may determine, but Landlord shall not be liable for, nor shall Tenant’s obligations be diminished by reason of, Landlord’s failure to relet the Premises or collect any rent due upon such reletting. Whether or not this Lease is terminated, Tenant nevertheless shall remain liable for the Base Rent, additional rent or damages which may be due or sustained prior to such default, all costs, fees and expenses (including without limitation reasonable attorneys’ fees, brokerage fees and expenses incurred in placing the Premises in first-class rentable condition) incurred by Landlord in pursuit of its remedies and in renting the Premises to others from time to time. Tenant shall also be liable for additional damages which at Landlord’s election shall be either Monthly Damages or Present Value Damages. “Monthly Damages” shall be an amount equal to the Base Rent and additional rent which would have become due during the remainder of the Lease Term, less the amount of rental, if any, which Landlord receives during such period from others to whom the Premises may be rented (other than any additional rent payable as a result of any failure of such other person to perform any of its obligations), which damages shall be computed and payable in monthly installments, in advance, on the first day of each calendar month following Tenant’s default and continuing until the date on which the Lease Term would have expired but for Tenant’s default; provided, however, that if at the time of any reletting of the Premises there exists other space in the Building available for leasing, then the Premises shall be deemed the last space rented, even though the Premises may be relet prior to the date such other space is leased. Separate suits may be brought to collect any such Monthly Damages for any month(s), and such suits shall not in any manner prejudice Landlord’s right to collect any such damages for any subsequent month(s), or Landlord may defer any such suit until after the expiration of the Lease Term, in which event such suit shall be deemed not to have accrued until the expiration of the Lease Term. “Present Value Damages” shall be an amount equal to the present value (as of the date of Tenant’s default) of the difference between (i) the Base Rent and additional rent which would have become due through the date on which the Lease Term would have expired but for Tenant’s default and (ii) the fair market rental value (as reasonably determined by Landlord) of the Premises for the same period, which damages shall be payable to Landlord in a lump sum on demand. For purpose of this Section, present value shall be computed by discounting at a rate equal to one (1) whole percentage point above the discount rate then in effect at the Federal Reserve Bank nearest to the Building. Tenant waives any right of redemption, re-entry or restoration of the operation of this Lease under any present or future law, including any such right which Tenant would otherwise have if Tenant shall be dispossessed for any cause.

19.3 Landlord shall have the right to terminate any renewal or expansion right contained in this Lease, and to grant or withhold any consent or approval pursuant to this Lease in its sole and absolute discretion, if an Event of Default has occurred and is continuing on the date such renewal or expansion right is exercised or such consent or approval sought. To the extent of Landlord’s damages, Landlord shall have no obligation to refund to Tenant or to credit to Tenant against any other amounts or installments coming due to Landlord hereunder any amount otherwise owed or creditable by Landlord to Tenant pursuant to the terms of this Lease if (a) Tenant is in default hereunder but an Event of Default has not occurred, unless such default is cured prior to the expiration of any applicable grace period or (b) an Event of Default has occurred and is continuing. The provisions of this Section shall apply notwithstanding anything to the contrary in this Lease, and whether or not this Lease and/or Tenant’s right of possession is terminated as a result of Tenant’s default.

19.4 Landlord’s rights and remedies set forth in this Lease are cumulative and in addition to Landlord’s other rights and remedies at law or in equity, including those available as a result of any anticipatory breach of this Lease. Landlord’s exercise of any such right or remedy shall not prevent the concurrent or subsequent exercise of any other right or remedy. Landlord’s delay or failure to exercise or enforce any of Landlord’s rights or remedies or Tenant’s obligations shall not constitute a waiver of any such rights, remedies or obligations. Landlord shall not be deemed to have waived any default unless such waiver expressly is set forth in an instrument signed by

Landlord. Any such waiver shall not be construed as a waiver of any covenant or condition except as to the specific circumstances described in such waiver. Neither Tenant’s payment of an amount less than a sum due nor Tenant’s endorsement or statement on any check or letter accompanying such payment shall be deemed an accord and satisfaction. Notwithstanding any request or designation by Tenant, Landlord may apply any payment received from Tenant to any payment then due. Landlord may accept the same without prejudice to Landlord’s right to recover the balance of such sum or to pursue other remedies. Re-entry and acceptance of keys shall not be considered an acceptance of a surrender of this Lease.

19.5 If more than one natural person and/or entity shall constitute Tenant, then the liability of each such person or entity shall be joint and several. If Tenant is a general partnership or other entity the partners or members of which are subject to personal liability, then the liability of each such partner or member shall be joint and several. If Tenant is a partnership, without limiting any other proper means for service of process upon Tenant or its partners, Tenant represents and warrants to Landlord that each General Partner has irrevocably appointed the person to whom notices to Tenant under this Lease are to be addressed as its agent for service of process in all matters relating to this Lease. Tenant represents and warrants to Landlord that neither Tenant, nor any Guarantor, nor any General Partner, is entitled, directly or indirectly, to diplomatic or sovereign immunity.

19.6 If Tenant fails to make any payment to any third party or to do any act herein required to be made or done by Tenant, then Landlord may, but shall not be required to, make such payment or do such act. Landlord’s taking such action shall not be considered a cure of such failure by Tenant or prevent Landlord from pursuing any remedy it is otherwise entitled to in connection with such failure. If Landlord elects to make suck payment or do such act, then all expenses incurred, plus interest thereon at the Default Rate from the date incurred to the date of payment thereof by Tenant, shall constitute additional rent. The “Default Rate” shall equal the rate per annum which is three (3) whole percentage points above the prime rate published from time to time in the Money Rates section of the Wall Street Journal, or such replacement rate as Landlord may designate if said prime rate is not available.

19.7 If Tenant fails to make any payment of the Base Rent, additional rent or any other sum payable to Landlord within five (5) business days after the date such payment is due and payable (without regard to any grace period specified in Section 19.1), then Tenant shall pay a late charge of five percent (5%) of the amount of such payment. In addition, such payment and such late charge shall bear interest at the Default Rate from the sixth (6th) business day after the date such payment was due to the date of payment.

ARTICLE XX

BANKRUPTCY

20.1 An “Event of Bankruptcy” is: the occurrence, with respect to Tenant, of any of the following: (a) Tenant’s becoming insolvent, as that term is defined in Title 11 of the United States Code (the “Bankruptcy Code”), or under the insolvency laws of any state (the Insolvency Laws”); (b) appointment of a receiver or custodian for any property of Tenant, or the institution of a foreclosure or attachment action upon any property of Tenant; (c) filing of a voluntary petition by Tenant under the provisions of the Bankruptcy Code or Insolvency Laws; (d) filing of an involuntary petition against Tenant as the subject debtor under the Bankruptcy Code or Insolvency Laws, which either (1) is not dismissed within sixty (60) days after filing, or (2) results in the issuance of an order for relief against the debtor; or (e) Tenant’s making or consenting to an assignment for the benefit of creditors or a composition of creditors.

20.2 Upon occurrence of an Event of Bankruptcy, Landlord shall have all rights and remedies available pursuant to Article XIX; provided, however, that while a case (the “Case”) in which Tenant is the subject debtor under the Bankruptcy Code is pending, Landlord’s right to terminate this Lease shall be subject, to the extent required by the Bankruptcy Code, to any rights of Tenant or its trustee in bankruptcy (collectively, “Trustee”) to assume or assign this Lease pursuant to the Bankruptcy Code. Trustee shall not have the right to assume or assign this Lease unless Trustee promptly: (a) cures all defaults under this Lease; (b) compensates Landlord for damages incurred as a result of such defaults; (c) provides adequate assurance of future performance on the part of Tenant or Tenant’s assignee; (d) complies with the other requirements of this Article; and (el complies with all other requirements of the Bankruptcy Code. If Trustee fails to assume or assign this Lease in accordance with the requirements of the Bankruptcy Code within sixty (60) days after entry of an order for relief then Trustee shall be deemed to have rejected this Lease. Adequate assurance of future performance shall require that the following minimum criteria be met: (1) Tenant’s gross receipts in the ordinary course of business during the thirty (30) days preceding the Case must be greater than ten (10) times the next monthly installment of the Base Rent and additional rent; (2) both the average and median of Tenant’s monthly gross receipts in the ordinary course of business during the seven (7) months preceding the Case must be greater than ten (10) times the next monthly installment of the Base Rent and additional rent; (3) Trustee must pay its estimated pro-rata share of the cost of all services performed or provided by Landlord (whether directly or through agents or contractors and whether or not previously included as part of the Base Rent) in advance of the performance or provision of such services; (4) Trustee must agree that Tenant’s business shall be conducted in a first-class manner, and that no liquidating sale, auction or other non-first-class business operation shall be conducted in the Premises; (5) Trustee must agree that the use of the premises as stated in this Lease shall remain unchanged and that no prohibited use shall be permitted; (6) Trustee must agree that the assumption or assignment of this Lease shall not violate or affect the rights of other tenants in the Building and the complex or area in which the Building is located; (7) Trustee must pay at the time the next monthly installment of the Base Rent is due, in addition to such installment, an amount equal to the monthly installments of the Base Rent and additional rent due for the next six (6) months thereafter, such amount to be held as a security deposit; (8) Trustee must agree to pay, at any time Landlord draws on such security deposit, the amount necessary to restore such security deposit to its original amount; and (9) all assurances of future performance specified in the Bankruptcy Code must be provided, If Trustee shall propose to assume and assign this Lease to any person who shall have made a bona fide offer to accept an assignment of this Lease on terms acceptable to Trustee, then notice of such proposed assignment shall be given to Landlord by Trustee no later than twenty (20) days after receipt by Trustee of such offer, but in any event no later than ten (10) days prior to the date that Trustee shall make application to the court of competent jurisdiction for approval to assume this Lease and enter into such assignment, and Landlord shall thereupon have the option, to be exercised by notice to Trustee given at any time prior to the date of such application, to accept an assignment of this Lease upon the same terms and conditions and for the same consideration, if any, as the offer made by such person, less any brokerage commissions which may be payable out of the consideration to be paid by such person for the assignment of this Lease.

ARTICLE XXI

SUBORDINATION

21.1 For purposes of this Lease, a “Mortgage” is any of the following: any mortgage, deed of trust, financing statement or similar security or financing instrument securing any existing or future debt or obligation and encumbering or affecting the Building; any master lease, ground lease or other underlying lease or sublease under which Landlord is lessee or sub lessee of the Building; and all renewals, extensions, modifications, recastings or refinancings of any such agreement or instrument. A “Mortgagee” is the holder or other party secured by, or lessor under, any Mortgage. Provided the applicable Mortgagee delivers to Tenant a nondisturbance agreement on such Mortgagee’s commercially reasonable standard form (and in recordable form) agreeing that such Mortgagee or any purchaser in a foreclosure sale shall recognize and be bound by the terms of this Lease upon a foreclosure (as long as no Event of Default exists hereunder), this Lease shall be subject and subordinate to the lien, provisions, operation and effect of all Mortgages hereafter encumbering the Building or the Land. The provisions of this Article shall be effective without any further document signed by Tenant; however, in confirmation of the provisions of this Article, Tenant shall at Landlord’s reasonable request promptly execute any requisite or appropriate documents.

21.2 The holder of any Mortgage to which this Lease is subordinate shall have the right (subject to any required approval of the holder of any superior mortgage) at any time to declare this Lease to be superior to the lien, provisions, operation and effect of such Mortgage, but such superiority shall not limit the ability of any Mortgagee to exercise the rights granted in its Mortgage, including but not limited to the right to direct the application of insurance or condemnation proceeds. Such election by a Mortgagee may be made in its Mortgage, in an advertisement of a foreclosure sale, or in a separate document executed before, or within a reasonable time after, a foreclosure. Tenant waives the provisions of any statute or rule of law now or hereafter in effect which may give or purport to give Tenant any right to terminate or otherwise adversely affect this Lease or Tenant’s obligations in the event any foreclosure is prosecuted or completed or in the event the Land, the Building or Landlord’s interest therein is sold at a foreclosure. At the request of any purchaser in foreclosure or other successor to any Mortgagee, provided such purchaser or successor recognizes this Lease and agrees to perform the obligations of Landlord thereafter arising hereunder, Tenant shall attorn to such purchaser or successor and shall recognize such purchaser or successor as the landlord under this Lease. Upon such attornment such purchaser or successor shall not be: (1) bound by any payment of the Base Rent or additional rent more than one (1) month in advance; (2) bound by any amendment of this Lease made without the written consent of the Mortgagee under each Mortgage existing as of the date of such amendment; (3) liable for any breach, act or omission of any prior landlord; (4) subject to any offsets, defenses or counterclaims which Tenant might have against any prior landlord; (5) obligated to perform any work for Tenant or the Premises; or (6) liable for the return of any security deposit not actually received by such purchaser or successor. For all purposes of this Lease, the term “foreclosure” shall include a sale under a power of sale.

21.3 If any lender or prospective lender providing financing secured by the Building requires as a condition of such financing that modifications to this Lease be obtained, and provided that such modifications (a) are reasonable, (b) do not adversely affect Tenant’s use of the Premises as herein permitted, and (c) do not increase the rent and other sums to be paid by Tenant, then Landlord may submit to Tenant an amendment to this Lease incorporating such modifications. Such amendment shall be in form reasonably acceptable to Tenant. Tenant shall execute, acknowledge and deliver such amendment to Landlord within twenty (20) days after receipt.

ARTICLE XXII

QUIET ENJOYMENT

22.1 Landlord covenants that if Tenant shall perform timely all of its obligations, then, subject to the provisions of this Lease, Tenant shall during the Lease Term peaceably and quietly occupy and enjoy possession of the Premises without hindrance by Landlord or anyone rightfully claiming through Landlord.

22.2 Landlord reserves the right to: (a) change the street address and name of the Building or the complex or area in which the Building is located; (b) change the arrangement and location of entrances, passageways, doors, doorways, corridors, elevators, stairs, toilets or other public parts of the Building, provided Tenant’s use of and access to the Premises is not materially adversely affected thereby; (c) erect, use and maintain pipes and conduits in and through the Premises, provided Tenant’s use of and access to the Premises is not materially adversely affected thereby; (d) grant to anyone the exclusive right to conduct any particular business in the Building not inconsistent with the permitted use of the Premises; (e) use or lease exclusively the roof areas, the sidewalks and other exterior areas, provided Tenant’s use of and access to the Premises is not materially adversely affected thereby; (f) re-subdivide the Land or to combine the Land with other lands; (g) construct improvements (including kiosks) on the Land and in the public and common areas of the Building; (h) relocate any parking area designated for Tenant’s use, provided Landlord makes comparable alternative parking areas that comply with applicable zoning requirements available for Tenant’s use and provided Landlord complies with the provisions of Section 2.2 hereof; and (i) install and display signs, advertisements and notices on any part of the exterior or interior of the Building (except as provided in Section 10.1 above). Exercise of any such right shall not be considered a constructive eviction or a disturbance of Tenant’s business or occupancy.

22.3 Without limiting the generality of the preceding Section, Tenant’s rights under this Lease shall extend only to the surfaces facing the interior of the space identified in Article I as the Premises, and not to any other areas, including but not limited to: (a) exterior walls (except as provided in Section 10.1 above); (b) the space above the hung ceiling; (c) the space below the underside of the Premises; (dl the Land; (e) the roof of the Building; and (f) the common or public areas of the Building (except for ingress and egress purposes expressly permitted by this Lease).

22.4 In the event Landlord fails to cure (or promptly commence and diligently pursue the cure of) any failure by Landlord to comply with any of Landlord’s obligations under this Lease within a reasonable period after Tenant furnishes Landlord with written notice of such failure, then Tenant shall have the right to perform such obligation on Landlord’s account and to recover from Landlord the amount expended by Tenant in performing such obligation; provided, however, that (i) Tenant shall not have the right to offset any sums against the Base Rent and additional rent due under this Lease, and (ii) Tenant shall in no event take any action hereunder affecting the base-building mechanical, electrical, plumbing or HVAC systems.

ARTICLE XXIII

GENERAL PROVISIONS

23.1 Tenant acknowledges that neither Landlord nor any broker, agent or employee of Landlord has made any representation or promise with respect to the premises or the Building except as expressly set forth herein, and no right is being acquired by Tenant except as expressly set forth herein. This Lease contains the entire agreement of the parties and supersedes all prior agreements, negotiations, letters of intent, proposals, representations, warranties and discussions between the parties. This Lease may be changed in any manner only by an instrument signed by both parties.

23.2 Nothing contained in this Lease shall be construed as creating any relationship between Landlord and Tenant other than that of landlord and tenant.

23.3 Landlord and Tenant each warrants that in connection with this Lease it has not employed or dealt with any broker, agent or finder other than the Broker(s). Each party shall indemnify and hold the other harmless from and against any claim for brokerage or other commissions asserted by any other broker, agent or finder employed by the indemnifying party or with whom the indemnifying party has dealt. Landlord shall pay any commission or fee due to the Broker(s) pursuant to the terms of a separate written agreement between Landlord and the Broker(s).

23.4 From time to time upon fifteen (15) days’ prior written notice, Tenant shall execute, acknowledge and deliver to Landlord and any designee of Landlord a written statement in form reasonably acceptable to Tenant certifying: (a) that this Lease is unmodified and in full force and effect (or that this Lease is in full force and effect as modified and stating the modifications); (b) the amount of Base Rent and additional rent and the dates to which rent and any other charges have been paid; (c) that Landlord is not in default in the performance of any obligation (or specifying the nature of any default); (d) the address to which notices are to be sent; (e) the Lease Commencement Date and date of expiration of the Lease Term; (f) that Tenant has accepted the Premises and all work thereto has been completed (or specifying the incomplete work); and (g) such other matters as Landlord may reasonably request. Within fifteen (15) days following Tenant’s request, Landlord shall execute and deliver to Tenant a comparable certificate. From time to time, upon thirty (30) days’ prior written notice, Tenant shall deliver to Landlord the most recently available financial statements of Tenant, each Guarantor (if any) then guarantying any portion of Tenant’s obligations under this Lease, and each General Partner (if any), together with such additional information regarding the financial or other condition of such persons as Landlord may reasonably request. Tenant represents and warrants to Landlord that all written financial statements and information previously or in the future delivered to Landlord by Tenant regarding Tenant, any Guarantor and any General Partner shall, to the best of Tenant’s knowledge, be complete in all material respects and in accordance with generally accepted accounting principles. Tenant represents and warrants to Landlord that there has been no material adverse change in Tenant’s financial condition from that depicted in the financial statements previously delivered to Landlord by Tenant. Any material breach of the representations and warranties contained in the two (2) immediately preceding sentences shall constitute an Event of Default under this Lease. Any written statements delivered by Tenant pursuant to this Section may be relied upon by any owner of the Building or the Land, any prospective purchaser of the Building or the Land, any lender or prospective lender, or any other person or entity. Tenant acknowledges that time is of the essence to the delivery of such statements.

23.5 Landlord, Tenant, Guarantors and General Partners waive trial by jury in any action, claim or counterclaim brought in connection with any matter arising out of or in any way connected with this Lease, the landlord-tenant relationship, Tenant’s use or occupancy of the Premises or any claim of injury or damage. Tenant consents to service of process and any pleading relating to any such action at the Premises; provided, however, that nothing herein shall be construed as requiring such service at the Premises. Landlord, Tenant, all Guarantors and all General Partners waive any objection to the venue of any action filed in any court situated in the jurisdiction in which the Building is located and waive any right to transfer any such action filed in any such court to any other court.

23.6 All notices or other required communications shall be in writing and shall be deemed duly given when delivered in person (with receipt therefor), or one (1) business day after it is sent by Federal Express or another overnight courier or two (2) business days after it is sent by certified or registered mail, return receipt requested, postage prepaid, to the following addresses: (a) if to Landlord; at 11911 Freedom Drive, Suite 500, Reston, Virginia 22090, Attn: Senior Development Manager, with a copy to Himmel & Co., the property manager for the Building, at 11911 Freedom Drive, Suite 500, Reston, Virginia 22090; or (b) if to Tenant, until Tenant has commenced beneficial use of the Premises, to Tenant’s Representative at the address set forth in Exhibit B, and thereafter, to the Premises, with a copy, both before and after Tenant commences beneficial use of the Premises, to Learning Tree International, Inc., 6053 West Century Blvd., Los Angeles, California 90045-0383, Attn: President; and to Easton & Schiff, One Century Plaza, Suite 2610, 2029 Century Park East, Los Angeles, California, 90067. Either party may change its address for the giving of notices by notice given in accordance with this Section. If Landlord or any Mortgagee notifies Tenant that a copy of each notice to Landlord shall be sent to such Mortgagee at a specified address, then Tenant shall send (in the manner specified in this Section and at the same time such notice is sent to Landlord) a copy of each such notice to such Mortgagee, and no such notice shall be considered duly sent unless such copy is so sent to such Mortgagee. If Tenant claims that Landlord has breached any obligation, then Tenant shall send such Mortgagee notice specifying the breach and permit such Mortgagee a reasonable opportunity to cure the breach.

23.7 Each provision of this Lease shall be valid and enforceable to the fullest extent permitted by law. If any provision or its application to any person or circumstance shall to any extent be invalid or unenforceable, then such provision shall be deemed to be replaced by the valid and enforceable provision most substantively similar thereto, and the remainder of this Lease and the application of such provision to other persons or circumstances shall not be affected.

23.8 This Section sets forth certain rules of construction, which shall apply to this Lease and all agreements and Exhibits supplemental to this Lease, unless the context otherwise requires. Feminine, masculine or neuter pronouns shall be substituted for those of another form, and the plural or singular shall be substituted for the other number, in any place in which the context may require. The term “person” includes natural persons as well as corporations, partnerships and other entities. The terms “include,” “such as” and the like shall be construed as if followed by the phrase “without being limited to.” The terms “herein,” hereunder” and the like shall refer to this Lease as a whole, not to any particular Section or other part, unless expressly so stated. The term “tenant” shall include any and all occupants of the Building. The terms “consent,” “approval” and the like shall mean prior written consent and approval. References to days, months or years shall refer to calendar days (i.e. Sunday, Monday, etc.), calendar months (i.e. January, February, March, etc.), or calendar years (i.e. 1990, 1991, etc.) unless expressly so stated. The terms “business day,” “work day” and the like shall mean any day other than Saturday, Sunday or a day observed by the Executive Departments of the Federal Government as a legal holiday. The terms “Landlord” and “Tenant” shall include the agents and employees of Landlord and Tenant, respectively, acting within the scope of their agency or employment.

23.9 The provisions of this Lease shall be binding upon and inure to the benefit of the parties and their respective representatives, successors and assigns, subject to the provisions herein restricting assignment or subletting. No other person shall have any rights hereunder or be deemed a third-party beneficiary of this Lease.

23.10 Tenant shall permit Landlord and its designees to enter the Premises, without charge therefor and without diminution of the rent payable by Tenant, to inspect and (during the last twelve months within the Lease Term) exhibit the Premises and make such alterations and repairs as Landlord may deem necessary. Except in an emergency, Landlord shall give Tenant reasonable prior notice (which need not be in writing) of any entry pursuant to this Section. Any such entry shall, if practicable, occur during business hours. In connection with any entry pursuant to this Section, Landlord shall minimize any interference with the conduct of Tenant’s business in the Premises.

23.11 This Lease shall be governed by the laws of the Commonwealth of Virginia.

23.12 Headings and any table of contents or index are used for convenience and shall not be considered when construing this Lease.

23.13 The submission to Tenant of an unsigned copy of this document, including drafts and correspondence submitted to Tenant by any person on Landlord’s behalf, shall not constitute an offer or option to lease. This Lease shall become effective and binding only upon execution and delivery by both Landlord and Tenant.

23.14 Time is of the essence with respect to each provision of this Lease.

23.15 This Lease may be executed in multiple counterparts, each of which is deemed an original and all of which constitute one and the same document. Neither this Lease nor a memorandum thereof shall be recorded.

23.16 If either party to this Lease brings an action to enforce the terms hereof or declare rights hereunder, the prevailing party in any such action shall be entitled to recover its reasonable attorneys’ fees and costs from the losing party.

23.17 Landlord reserves the right to make reasonable changes to the plans and specifications for the Building without Tenant’s consent, provided such changes do not alter the character of the Building as a first-class office building or materially interfere with Tenant’s beneficial use of or access to the Premises.

23.18 The rentable area of the Building and the Premises shall be determined by the Building Architect in accordance with the Method for Measuring Floor Area in Office Buildings attached hereto as Exhibit E. In the event the Building Architect determines that any square footage shown in Article I varies by more than two percent (2%) from the correct square footage, the Base Rent and any other amount based on such square footage shall be appropriately adjusted in an amendment to this Lease prepared by Landlord and executed by Landlord and Tenant. Promptly following the Lease Commencement Date, Landlord shall furnish to Tenant a certificate from the Building Architect setting forth the rentable area of the Building and the Premises.

23.19 Except as otherwise provided in this Lease, any additional rent or other sum owed by Tenant to Landlord, and any cost, expense, damage or liability incurred by Landlord for which Tenant is liable, shall be considered additional rent payable pursuant to this Lease and paid by Tenant no later than twenty (20) days after the date Landlord notifies Tenant of the amount thereof, except as otherwise provided In this Lease. If Tenant wishes to object to any statement rendered by Landlord, setting forth the amount of any additional rent, Tenant shall give Landlord written notice, specifying in reasonable detail the grounds for Tenant’s objection, within twenty (20) days after the statement is rendered to Tenant: provided that such objection shall not entitle Tenant to reduce or delay paying any additional rent. Tenant shall be deemed to have waived any such objection if Tenant does not give Landlord the written notice of objection as and when described above.

23.20 Tenant’s and Landlord’s liabilities existing as of the expiration or earlier termination of the Lease Term shall survive such expiration or earlier termination.

23.21 If Landlord or Tenant is in any way delayed or prevented from performing any obligation due to fire, act of God, governmental act or failure to act, labor dispute, inability to procure materials, inability to obtain governmental permits including (without limitation) Landlord’s inability to obtain a building permit for the Tenant Work being performed pursuant to Exhibit B hereof within five (5) weeks after such permit is applied for (unless such inability is due to the failure of the party claiming such delay to take any action or to submit documents or information known to be a prerequisite to issuance of such permits), or any cause beyond such party’s reasonable control (whether similar or dissimilar to the foregoing events), then the time for performance of such obligation shall be excused for the period of such delay or prevention and extended for a period equal to the period of such delay or prevention.

23.22 The deletion of any printed, typed or other portion of this Lease, or any earlier draft of this Lease, shall not evidence an intention to contradict such deleted portion. Such deleted portion shall be deemed never to have been inserted in this Lease.

23.23 The person executing this Lease on Tenant’s behalf warrants that such person is duly authorized to so act. The person executing this Lease on Landlord’s behalf warrants that such person is duly authorized to so act.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the date first above written.

WITNESS	LANDLORD:

RESTON TOWN CENTER PHASE I ASSOCIATES, a Virginia General Partnership

/s/ John G. Sewfoyle, Jr.	By:	/s/ R. R. Newrey
	Name:	R. R. Newrey
	Title:	Chairman of the Board, Reston Town Center, Its general partner
Date: 12/31/1990

WITNESS	TENANT:

LEARNING TREE INTERNATIONAL, INC.
A California corporation

/s/ J. Sowork	By:	/s/ David C. Collins
	Name:	Dr. D. C. Collins
	Title:	President & CEO
	Date:	12/27/1990

FIRST AMENDMENT TO LEASE

THIS FIRST Amendment to LEASE (this “Amendment”) is made as of the 2nd day of November, 1992 by and between RESTON TOWN CENTER PHASE I ASSOCIATES (“Landlord”) and LEARNING GROUP INTERNATIONAL INC. (formerly known as Learning Tree International, Inc.) (”Tenant”) with respect to the following recitals:

A. Landlord and Tenant are parties to a certain Lease Agreement dated December 28, 1990 (the “Lease”); whereunder Tenant has leased from Landlord certain premises (the “Original Premises”) in the building situated at 1805 Library Street, Reston, Virginia (the “Building”).

B. Tenant desires to lease certain additional premises in the Building, and Landlord is willing to lease such additional premises to Tenant, upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and other good and adequate consideration, the parties do agree as follows:

1. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, in addition to the Premises initially demised under the Lease, 4,994 square feet of rentable area on 1 the third (3rd) floor of the Building (the “Additional Premises”). The Additional Premises is outlined on Exhibit A attached hereto.

2. Landlord shall deliver possession of the Additional Premises to Tenant upon the substantial completion (as defined in the original lease dated Dec. 28th, 1990) of the initial improvements depicted in the space plan dated August 18, 1992, prepared by Greenwell-Goetz Architects, P.C. In the course of constructing such improvements, Landlord shall be entitled to relocate to the Additional Premises those items set forth on Exhibit B attached hereto that are currently installed in the second floor portion of the Original Premises.

3. The Additional Premises shall be added to the premises as of the date (the “Additional Premises Commencement Date”) of substantial completion of the initial improvements therein, subject to adjustment on account of any of the factors set forth in Paragraph 4(c) of Exhibit B to the Lease. Effective as of the Additional Premises Commencement Date, the Original premises and the Additional Premises shall collectively constitute the Premises for all purposes under the Lease.

4. From and after the Additional Premises commencement Date, Tenant shall pay Base Rent with respect to the Additional Premises at the rate of $17.35 per rentable square foot. Such Base Rent with respect to the Additional Premises shall be increased upon each anniversary of the Additional premises Commencement Date to equal 102.5% of the Base Rent payable in the immediately-preceding twelve-month period with respect to the Additional Premises. In the event Tenant exercises its right to renew the Lease for any Renewal Term, Base Rent for the Additional Premises during the Renewal Term shall be determined as part of the Base Rent determination for the Premises as a whole.

5. From and after the Additional Premises Commencement Date, Tenant shall pay additional rent with respect to the Additional Premises pursuant to Article V of the Lease, except that, with respect to the Additional premises only, the Operating Charges Base Amount shall be the Operating Charges incurred by Landlord during calendar year 1992.

6. From and after the Additional Premises Commencement Date, Tenant’s parking space allotment shall increase pro rata.

7. As modified by this Amendment, the Lease continues in full force and effect.

IN WITNESS WHEREOF, Landlord and Tenant have executed and delivered this Amendment as of the day and year first above written.

LANDLORD:

RESTON TOWN CENTER PHASE I ASSOCIATES, a Virginia general partnership

By: RESTON TOWN CENTER, INC., a Delaware Corporation, a general partner
By:	/s/	James C. Cleveland
Name:		James C. Cleveland
Title:		President

TENANT:

LEARNING GROUP INTERNATIONAL, INC.
By:	/s/	Lawrence P. Howorth
Name:		Lawrence P. Howorth
Title:		VP Finance/CFO/Sec’y.

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE (this “Second Amendment”) is made as of the 21st day of March, 1994 by and between RESTON TOWN CENTER PHASE I ASSOCIATES (“Landlord”) and LEARNING GROUP INTERNATIONAL, INC. (“Tenant”) with respect to the following recitals:

A. Landlord and Tenant are parties to a certain Lease Agreement dated December 28, 1990 (the “Lease”) whereunder Tenant has leased from Landlord 30,656 square feet of rentable area on the second (2nd) and third (3rd) floors of the premises (the “Original Premises”) in the building situated at 1805 Library Street, Reston, Virginia (the “Building”).

B. Tenant by First Amendment dated November 2, 1992, leased an additional 4,994 square feet of rentable area on the third (3rd) floor of the Building (the “Additional Premises”).

C. Tenant desires to lease certain additional premises in the Building, and Landlord is willing to lease such additional premises to Tenant, upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and other good and adequate consideration, the parties amend the Lease as follows:

1. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, in addition to the Original Premises and the Additional Premises, 1,900 square feet of rentable area on the third (3rd) floor of the Building (the “Second Additional Premises”).

2. Article 1.6 of the Lease is amended in part to provide that the Premises shall consist of the Original Premises, the Additional Premises and the Second Additional Premises being a total of 37,550 rentable square feet as outlined on Exhibit A of the Lease and A-1 of the First Amendment and A-2 of this Second Amendment to Lease.

3. The Term for the Second Additional Premises shall be seventy five (75) months commencing on February 1, 1994 and expiring at midnight on April 30, 2001.

4. Tenant shall accept the Second Additional Premises in an “as-is” condition.

5. From and after the Second Additional Premises Commencement Date, Tenant shall pay Base Rent with respect to the Second Additional Premises at the rate of $17.35 per rentable square foot. Such Base Rent with respect to the Second Additional Premises shall be increased upon each anniversary of the Second Additional Premises Commencement Date to equal 102.5% of the Base Rent payable in the immediately preceding twelve-month period with respect to the Second Additional Premises. In the event Tenant exercises its right to renew the Lease for any Renewal Term, Base Rent for the Second Additional Premises during the Renewal Term shall be determined as part of the Base Rent determination for the premises as a whole.

6. From and after the Second Additional Premises Commencement Date, Tenant shall pay additional rent with respect to the Second Additional Premises pursuant to Article V of the Lease; expect that, with respect to the Second Additional Premises only, the Operating Charges Base Amount shall be the Operating Charges incurred by Landlord during calendar year 1992.

7. From and after the additional Premises Commencement Date, Tenant’s parking space allocated shall increase prorata.

8. Except as modified by this Second Amendment, the Lease and all its terms and conditions shall remain in full force and effect.

IN WITNESS WHEREOF, Landlord and Tenant have executed and delivered this Amendment as of the day and year first above written.

LANDLORD:

RESTON TOWN CENTER PHASE I ASSOCIATES, a Virginia general partnership

By: RESTON TOWN CENTER, INC., a Delaware Corporation, a general partner
By:
Name:
Title:

TENANT:

LEARNING GROUP INTERNATIONAL, INC.
By:	/s/	Lawrence P. Howorth
Name:		Lawrence P. Howorth
Title:		VP Finance & CFO

THIRD AMENDMENT TO LEASE

THIS THIRD AMENDMENT TO LEASE (this “Third Amendment”) is made as of the 11th day of May, 1994 by and between RESTON TOWN CENTER and LEARNING TREE INTERNATIONAL, INC. (“Tenant”) with respect to the following recitals:

A. Landlord and Tenant are parties to a certain Lease Agreement dated December 28, 1990 (the “Lease” )whereunder Tenant has leased from Landlord 30,656 square feet of rentable area on the second (2nd) and third (3rd) floors of the Premises (the “Original Premises”) in the building situated at 1805 Library Street, Reston, Virginia (“the Building”).

B. Tenant by First Amendment dated November 2, 1992, leased an additional 4,994 square feet of rentable area on the third (3rd) floor Of the Building (the “First Additional Premises”).

C. Tenant by Second Amendment dated March 21, 1994, leased an additional 1,900 square feet of rentable area on the third (3rd) floor of the Building (the “Second Additional Premises”).

D. Tenant desires to lease certain additional premises in the Building, and Landlord is willing to lease such additional premises to Tenant, upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and other good and adequate consideration, the parties amend the Lease as follows:

1. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, in addition to the Original Premises and the First and Second Additional Premises, 1651 square feet of rentable area on the third (3rd) floor of the Building, consisting of 370 rentable square feet (Suite 345) and 1,281 rentable square feet (Suite 330), (collectively referred to as the “Third Additional Premises”).

2. Article 1.6 of the Lease is amended in part to provide that the Premises shall consist of the Original Premises, the First Additional Premises, the Second Additional Premises, and the Third Additional Promises being a total of 39,201 rentable square feet as outlined on Exhibit A of the Lease, A-1 of the First Amendment and A-2 of Second Amendment to Lease and A-3 of this Third Amendment.

3. The Term for the Third Additional Premises shall be as follows: 370 rentable square feet (suite 345) shall be for seventy-three (73) months commencing on April 1, 1994 and expiring at midnight on April 30, 2001; and 1,280 rentable square feet (Suite 330) shall be for sixty-seven (67) months on October 1, 1994 and expiring at midnight on April 30, 2001.

Notwithstanding the above, Tenant agrees that the Term Commencement Date for Suite 330 shall be the earlier of October 1, 1994, or the date the Landlord delivers possession, but not sooner than July 15, 1994.

4. Tenant shall accept the Third Additional Premises as follows: 370 rentable square feet (Suite 345) in an “as is” condition: and 1,280 rentable square feet (Suite 330) in “as is” condition, provided, however Landlord will make improvements to this portion of the Premises as mutually agreed with Tenant at Tenant’s sole cost and expense and Tenant may elect to amortize the cost of such improvements over the remaining term of the Lease at the rate of $.28 for each $1.00 of improvements not to exceed $5.00 per rentable square foot.

5. From and after the Third Additional Premises Commencement Date, as set forth in paragraph 3 of this Third Amendment, Tenant shall pay Base Rent with respect to the Third Additional Premises at the rate of $19.36 per rentable square foot. Such Base Rent with respect to the Third Additional Premises shall be increased upon each anniversary of the Third Additional Premises Commencement Date to equal 102.52 of the Base Rent payable in the immediately preceding twelve-month period with respect to each of the Third Additional Premises. In the event Tenant exercises its right to renew the Lease for any Renewal Term, Base Rent for the Third Additional Premises during the Renewal Term shell be determined as part of the Base Rent determination for the Premises as a whole.

6. From and after each of the Third Additional Premises Commencement Date, as set forth in paragraph 3 of this Third Amendment, Tenant shall pay additional rent with respect to each of the Third Additional Premises pursuant to Article V of the Lease, except that, with respect to the Third Additional Premises Only, the Operating Charges Base Amount shall be the Operating Charges incurred by Landlord during calendar year 1992.

7. From and after the additional Premises Commencement Date, Tenant’s parking space allocated shall increase prorata.

8. Except as modified by this Third Amendment, the Lease and all its terms and conditions shall remain in full force and effect.

IN WITNESS WHEREOF, Landlord and Tenant have executed and delivered this Amendment as of the day and year first above written.

LANDLORD:

RESTON TOWN CENTER PHASE I ASSOCIATES, a Virginia general partnership

By: RESTON TOWN CENTER, INC., a Delaware Corporation, a general partner
By:	/s/	P. P. Schmercer
Name:		P. P. Schmercer
Title:		Exec Vice President

TENANT:

LEARNING TREE INTERNATIONAL, INC.

By:	/s/	Alan B. Salisbury
Name:		Alan B. Salisbury
Title:		President

FOURTH AMENDMENT TO LEASE

THIS FOURTH AMENDMENT TO LEASE is made as of the 13th day of January, 1995 by and between RESTON TOWN CENTER PHASE I ASSOCIATES (“Landlord”) and LEARNING TREE INTERNATIONAL, INC. (“Tenant”) with respect to the following recitals:

A. Landlord and Tenant are parties to a certain Lease Agreement dated December 28, 1990 (the “Lease”), whereunder Tenant has leased from Landlord 30,656 square feet of rentable area on the second (2nd) and third (3rd) floors of the premises (the “Original Premises”) in the building situated at 1805 Library Street, Reston, Virginia (the “Building”).

B. Tenant by First Amendment dated November 2, 1992, leased an additional 4,994 square feet of rentable area on the third (3rd) floor of the Building (the “First Additional Premises”).

C. Tenant by Second Amendment dated March 21, 1994, leased an additional 1,900 square feet of rentable area on the third (3rd) floor of the Building (the “Second Additional Premises”).

D. Tenant by Third Amendment dated May 11, 1994, leased an additional 1,651 square feet of rentable area on the third (3rd) floor of the Building (the “Third Additional Premises”).

E. Tenant desires to lease certain additional premises in the Building, having an entrance at 1820 Discovery Street, and Landlord is willing to lease such additional premises to Tenant, upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and other good and adequate consideration, the parties amend the Lease as follows:

1. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, in addition to the Original Premises and the First, Second and Third Premises, 2,400 square feet of rentable area on the third (3rd) floor of the Building, (the “Fourth Additional Premises).

2. Article 1.6 of the Lease is amended in part to provide that the Premises shall consist of the Original Premises, the First Additional Premises, the Second Additional Premises, the Third Additional Premises, and the Fourth Additional Premises altogether totaling 41,601 rentable square feet as outlined on Exhibit A of the Lease, A-1 of the First Amendment, A-2 of the Second Amendment, A-3 of the Third Amendment, and A-4 of this Fourth Amendment to Lease.

3. The term for the Fourth Additional Premises shall be as follows: The lease commencement date for the Fourth Additional Premises shall be January 16, 1995 (the “Commencement Date”) and the lease expiration date shall be midnight on April 30, 2001 (the “Expiration Date”), coterminous with the Lease, dated December 28, 1990.

4. Tenant shall accept the Fourth Additional Premises in “as-is” condition.

5. From and after the Fourth Additional Premises Commencement Date, as set forth in paragraph 3 of this Fourth Amendment, Tenant shall pay Base Rent with respect to the Fourth Additional Premises at the rate of $19.36 per rentable square foot. Such Base Rent with respect to the Fourth Additional Premises shall be increased upon each anniversary of the Fourth Additional Premises Commencement Date to equal 102.5% of the Base Rent payable in the immediately preceding Twelve (12) month period with respect to the Fourth Additional Premises. In the event Tenant exercises its right to renew the Lease for any Renewal Term, Base Rent for the Fourth Additional Premises during the Renewal Term shall be determined as part of the Base Rent determination for the Premises as a whole.

6. From and after the Fourth Additional Premises Commencement Date, as set forth in paragraph 3 of this Fourth Amendment, Tenant shall pay additional rent with respect to the Fourth Additional Premises pursuant to Article V of the Lease, except that, with respect to the Fourth Additional Premises only, the Operating Charges Base Amount shall be the Operating Charges incurred by Landlord during calendar year 1995.

7. From and after the Fourth Additional Premises Commencement Date, Tenant’s parking space(s) allocated shall increase prorata.

8. Except as modified by this Fourth Amendment, the Lease and all its terms and conditions shall remain in full force and effect.

IN WITNESS WHEREOF, Landlord and Tenant have executed and delivered this Amendment as of the day and year first above written.

LANDLORD:

RESTON TOWN CENTER PHASE I
ASSOCIATES, a Virginia general partnership

By: RESTON TOWN CENTER, INC., a
Delaware Corporation, a general partner

By:	/s/ Sandy Pearson
Title:	Vice President

WITNESS:

TENANT:

LEARNING TREE INTERNATIONAL, INC.

By:	/s/ Cheryl Eastlund
Title:	VP Controller

WITNESS:

/s/ Mark Drew

FIFTH AMENDMENT TO LEASE

This Fifth Amendment to Lease (the “Fifth Amendment”) is made this 9th day of October, 1996, by and between RESTON TOWN CENTER PHASE I ASSOCIATES (“Landlord”), and LEARNING TREE INTERNATIONAL, INC., a California corporation (“Tenant”).

WHEREAS, Landlord and Tenant entered into a Lease Agreement (the “Lease”) dated December 28, 1990 for premises containing approximately 30,656 rentable square feet of space on the second (2nd) and third (3rd) floors (the “Original Premises”), in the office building known as 1805 Library Street, Reston, Virginia (the “Building” ; and

WHEREAS, the Lease was amended by that certain First Amendment to Lease dated November 2, 1992, adding 4,994 rentable square feet on the third (3rd) floor of the Building to the original Premises (“First Addition to the Premises”); and

WHEREAS, the Lease was further amended by that certain Second Amendment to Lease, dated March 21, 1994, adding 1,900 square feet on the third (3rd) floor of the Building to the Original Premises and the First Addition to the Premises (“Second Addition to the Premises”); and

WHEREAS, the Lease was further amended by that certain Third Amendment to Lease, dated May 11, 1994, adding 1,651 square feet on the third (3rd) floor of the Building to the Original premises, and the First Addition to the Premises and the Second Addition to the Premises (“Third Addition to the Premises”) ; and

WHEREAS, the Lease was further amended by that certain Fourth Amendment to Lease, dated January 13, 1995, adding 2,400 square feet on the third (3rd) floor of the Building, having an entrance at 1820 Discovery Street, to the Original Premises, the First Addition to the Premises, the Second Addition to the premises and the Third Addition to the Premises (“Fourth Addition to the premises”); and

WHEREAS, Landlord and Tenant wish to amend the Lease to increase further the size of the Original. Premises and the four (4) subsequent additions to the Original Premises and make other revisions pursuant to the terms and conditions hereinafter set forth

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are acknowledged by the parties, the parties agree as follows:

1. Lease of Additional Space. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, in addition to the Original Premises, the First Addition to the Premises, the second Addition to the Premises, the Third Addition to the Premises and the Fourth Addition to the Premises, 1,250 rentable square feet on the third (3rd) floor of the Building (the “Fifth Addition to the premises”) as cross-hatched on Exhibit A of this Fifth Amendment.

2. Amended Premises. Article 1.6 of the Lease is amended in part to provide that the Premises shall consist of the Original Premises, the First Addition to the Premises, the Second Addition to the Premises, the Third Addition to the Premises, the Fourth Addition to

the Premises, and the Fifth Addition to the Premises, altogether totaling 42,851 rentable square feet as outlined on Exhibit A of the Lease, A-1 of the First Amendment, A-2 of the Second Amendment, A-3 of the Third Amendment, A-4 of the Fourth Amendment and A-5 to this Fifth Amendment.

3. Term. The term of this Fifth Amendment for the Fifth Addition to the Premises shall be as follows: the lease commencement date for the Fifth addition to the Premises shall be the date of delivery to Tenant by Landlord (the “Fifth Addition to the Premises Commencement Date”) and the expiration date of this Fifth Amendment shall be midnight on April 30, 2001 (the “Expiration Date”), coterminous with the Lease, dated December 28, 1990. Landlord shall give the current tenant in the Fifth Addition to the Premises notice to vacate upon execution of this Fifth Amendment. Thereafter, the existing tenant has up to ninety (90) days from the notice date in which to vacate, after which Landlord shall immediately deliver the Fifth Addition to the Premises to Tenant.

4. Condition of Premises. Landlord shall deliver, and Tenant shall accept, the Fifth Addition to the Premises in “as-is” condition.

5. Base Rent for the Fifth Addition to the Premises. From and after the Fifth Addition to the Premises Commencement Date, as set forth in paragraph 3 of this Fifth Amendment, Tenant shall pay Base Rent with respect to the Fifth Addition to the Premises at the rate of $24.00 per rentable square foot. Such Base Rent with respect to the Fifth Addition to the premises shall be increased upon each anniversary of the Fifth Addition to the Premises Commencement Date to equal 102.5% of the Base Rent payable in the immediately preceding twelve (12) month period with respect to the Fifth Addition to the Premises. In the event Tenant exercises its right to renew the Lease for any Renewal Term, Base Rent for the Fifth Addition to the Premises during the Renewal Term shall be determined as part of the Base Rent determination for the premises as a whole.

6. Operating Charges for the Fifth Addition to the Premises. Article V is amended to include the Fifth Addition to the Premises, except that, with respect to the Fifth Addition to the premises only, the Operating Charges Base Amount shall be the operating Charges incurred by Landlord during calendar year 1996 and, pursuant to Section 5.4 of the Lease, shall be grossed up to reelect a ninety-five percent (95%) average building occupancy rate.

7. Parking. Parking for the Fifth Addition to the Premises shall be provided in accordance with Section 2.2 of the Lease.

8. Defined Terms. Except as otherwise expressly provided herein, all defined terms shall have the same meanings as provided in the Lease.

9. Headings. Headings contained in this Fifth Amendment are for convenience only and are not substantive to the provisions of this Fifth Amendment.

10. Lease Terms Ratified. Except as otherwise expressly provided herein, and unless inconsistent with the terms hereof, all of the terms, conditions and covenants of the Lease, as amended by the four (4) previous amendments to the Lease, are hereby ratified and confirmed.

IN WITNESS WHEREOF, Landlord and Tenant have executed and delivered this Amendment as of the day and year first above written.

LANDLORD:

RESTON TOWN CENTER PHASE I ASSOCIATES

By:	/s/ Sandy Pearson
Name:	Sandy Pearson
Title:	Vice President

WITNESS/ATTEST:

/s/ Janet R. Humston

TENANT:

LEARNING TREE INTERNATIONAL, INC.

By:	/s/ Richard Adamson
Name:	Richard Adamson
Title:	EVP/COO

WITNESS/ATTEST:

/s/ James Lerner

SIXTH AMENDMENT

THIS SIXTH AMENDMENT (the “Amendment”) is made and entered into as of the 7th day of February, 2000, by and between EOP-RESTON TOWN CENTER, L.L.C., a Delaware limited liability company (“Landlord”), and LEARNING TREE INTERNATIONAL, INC., a California corporation (“Tenant”).

WITNESSETH

A. WHEREAS, Landlord (as successor in interest to Reston Town Center Phase I Associates, a Virginia general partnership) and Tenant are parties to that certain lease dated December 28, 1990, as amended by that certain First Amendment to Lease dated November 2, 1992, by that certain Second Amendment to Lease dated March 21, 1994, by that certain Third Amendment to Lease dated May 11, 1994, by that certain Fourth Amendment to Lease dated January 13, 1995 and by that certain Fifth Amendment to Lease dated October 9, 1996 (collectively, the “Lease”) for space currently containing approximately 42,851 rentable square feet (the “Current Premises”) on the 2nd, 3rd, 4th and 5th floors of the building commonly known as Reston Town Center and the address of which is 1826 Discovery Street, Reston, Virginia 201 90 (the “Building”); and

B. WHEREAS, Tenant has requested that additional space containing approximately 1,637 rentable square feet on the 3rd floor of the Building shown on Exhibit A hereto (the “Sixth Amendment Expansion Space”) be added to the Current Premises and that the Lease be appropriately amended and Landlord is willing to do the same on the terms and conditions hereinafter set forth:

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

I. Expansion and Effective Date. Effective as of the Sixth Amendment Expansion Effective Date (as hereinafter defined) the Premises, as defined in the Lease, is increased from 42,851 rentable square feet on the 2nd, 3rd, 4th and 5th floors to 44,488 rentable square feet on the 2nd, 3rd, 4th and 5th floors by the addition of the Sixth Amendment Expansion Space, and from and after the Sixth Amendment Expansion Effective Date, the Current Premises and the Sixth Amendment Expansion Space, collectively, shall be deemed the Premises, as defined in the Lease. The Lease Term for the Sixth Amendment Expansion Space shall commence on the Sixth Amendment Expansion Effective Date and end on the last day of the Lease Term (i.e., April 30, 2001) (the “Termination Date”). The Sixth Amendment Expansion Space is subject to all the terms and conditions of the Lease except as expressly modified herein and except that Tenant shall not be entitled to receive any allowances, abatements or other financial concessions granted with respect to the Current Premises unless such concessions are expressly provided for herein with respect to the Sixth Amendment Expansion Space.

A. the Sixth Amendment Expansion Effective Date shall be January 1st, 2000.

B. The Sixth Amendment Expansion Effective Date shall be delayed to the extent that Landlord fails to deliver possession of the Sixth Amendment Expansion Space for any reason, including but not limited to, holding over by prior occupants. Any such delay in the Sixth Amendment Expansion Effective Date shall not subject Landlord to any liability for any loss or damage resulting therefrom. If the Sixth Amendment Expansion Effective Date is delayed, the Termination Date shall not be similarly extended.

II. Monthly Base Rent. In addition to Tenant’s obligation to pay Base Rent for the Current Premises, Tenant shall pay Landlord the sum of $55,472.44 as Base Rent for the Sixth Amendment Expansion Space in 16 monthly installments as follows:

A. 4 equal installments of $3,403.60 each payable on or before the first day of each month during the period beginning January 1, 2000; and ending April 30, 2000.

B. 12 equal installments of $3,488.17 each payable on or before the first day of each month during the period beginning May 1, 2000 and ending April 30, 2001. All such Base Rent shall be payable by Tenant in accordance with the terms of Article IV of the Lease.

III. Tenant’s Proportionate Share. For the period commencing with the Sixth Amendment Expansion Effective Date and ending on the Termination Date, Tenant’s Proportionate Share for the Sixth Amendment Expansion Space is 3.6796%.

IV. Operating Charges. For the period commencing with the Sixth Amendment Expansion Effective Date and ending on the Termination Date, Tenant shall pay for its Proportionate Share of the Operating Charges applicable to the Sixth Amendment Expansion Space in accordance with the terms of the Lease, provided, however, during such period, the Operating Charges Base Year for the computation of Tenant’s Proportionate Share of Operating Charges applicable to the Sixth Amendment Expansion Space is 2000.

V. Improvements to Sixth Amendment Expansion Space.

A. Condition of Sixth Amendment Expansion Space. Tenant has inspected the Sixth Amendment Expansion Space and agrees to accept the same “as is” without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements.

B. Cost of lmprovements to Sixth Amendment Expansion Space. Any construction, alterations or improvement made to the Sixth Amendment Expansion Space shall be made at Tenant’s sole cost and expense.

C. Responsibility for lmprovements to Sixth Amendment Expansion Space. Any construction, alterations or improvements to the Sixth Amendment Expansion Space shall be performed by Tenant using contractors selected by Tenant and approved by Landlord and shall be governed in all respects by the provisions of Article IX of the Lease. In any and all events, the Sixth Amendment Expansion Effective Date shall not be postponed or delayed if the initial improvements to the Sixth Amendment Expansion Space are incomplete on the Sixth Amendment Expansion Effective Date for any reason whatsoever. Any delay in the completion of initial improvements to the Sixth Amendment Expansion Space shall not subject Landlord to any liability for any loss or damage resulting therefrom.

VI. Early Access to Sixth Amendment Expansion Space. During any period that Tenant shall be permitted to enter the Sixth Amendment Expansion Space prior to the Sixth Amendment Expansion Effective Date (e.g., to perform alterations or improvements, if any), Tenant shall comply with all terms and provisions of the Lease, except those provisions requiring payment of Base Rent or additional rent as to the Sixth Amendment Expansion Space. If Tenant takes possession of the Sixth Amendment Expansion Space prior to the Sixth Amendment Expansion Effective Date for any reason whatsoever (other than the performance of work in the Sixth Amendment Expansion Space with Landlord’s prior approval), such possession shall be subject to all the terms and conditions of the Lease and this Amendment, and Tenant shall pay Base Rent and additional rent as applicable to the Sixth Amendment Expansion Space to Landlord on a per diem basis for each day of occupancy prior to the Sixth Amendment Expansion Effective Date.

VII. Option to Renew.

A. The provision contained in Section 3.5 of the Lease with respect to Tenant’s right to one 5 year extension of the Lease Term (the “First Renewal Term”) shall also be applicable to the Sixth Amendment Expansion Space after the Sixth Amendment Expansion Space Effective Date. Notwithstanding anything to the contrary contained herein, in the event Tenant elects to extend the Lease Term for the First Renewal Term pursuant and subject to Section 3.5 of the Lease, such extension will be effective as to the Current Premises and the Sixth Amendment Expansion Space (after the Sixth Amendment Expansion Space Effective Date), it being agreed that Tenant shall have no right to extend the Lease Term for the First Renewal Term with respect to less than the entire Premises as increased by this Amendment.

B. The provision contained in Section 3.5 of the Lease with respect to Tenant’s right to one 5 year extension of the Lease Term (the “Second Renewal Term”) shall also be applicable to the Sixth Amendment Expansion Space after the Sixth Amendment Expansion Space Effective Date. Notwithstanding anything to the contrary contained herein, in the event Tenant elects to extend the Lease Term for the Second Renewal Term pursuant and subject to Section 3.5 of the Lease, such extension will be effective as to the Current Premises and the Sixth Amendment Expansion Space (after the Sixth Amendment Expansion Space Effective Date), it being agreed that Tenant shall have no right to extend the Lease Term for the Second Renewal Term with respect to less than the entire Premises as increased by this Amendment.

VIII. Parking. Effective as of the Sixth Amendment Expansion Effective Date, the amount of parking spaces Tenant is entitled to as set forth in Section 2.2 of the Lease shall be increased to reflect the increase in the rentable square footage of the Premises as increased by this Amendment.

IX. Miscellaneous.

A. This Amendment sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment.

B. Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

C. In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

D. Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.

E. The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

F. Tenant hereby represents to Landlord that Tenant has dealt with no broker in connection with this Amendment. Tenant agrees to indemnify and hold Landlord, its members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents (collectively, the “Landlord Related Parties’) harmless from all claims of any brokers claiming to have represented Tenant in connection with this Amendment. Landlord hereby represents to Tenant that Landlord has dealt with no broker in connection with this Amendment. Landlord agrees to indemnify and hold Tenant, its members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents (collectively, the “Tenant Related Parties”) harmless from all claims of any brokers claiming to have represented Landlord in connection with this Amendment.

G. This Amendment shall be of no force and effect unless and until accepted by any guarantors of the Lease, who by signing below shall agree that their guarantee shall apply to the Lease as amended herein, unless such requirement is waived by Landlord in writing.

IN WITNESS WHEREOF, Landlord and Tenant have executed and delivered this Amendment as of the day and year first above written.

LANDLORD:

EOP-RESTON TOWN CENTER, L.L.C., a Delaware limited liability company

By: EOP Operating Limited Partnership, a Delaware limited partnership, its sole member

By: Equity Office Properties Trust, a Maryland Real estate investment trust, its managing General partner

By:	/s/ Thomas Q. Bakke
Name:	Thomas Q. Bakke
Title:	Vice President

WITNESS/ATTEST:

/s/ Sarah L. Wills
Name (Print):	Sarah L. Wills

TENANT:

LEARNING TREE INTERNATIONAL, INC. A California corporation

By:	/s/ David G. Mathews III
Name:	David G. Mathews III
Title:	VP/Controller

WITNESS/ATTEST:

Name (Print):

SEVENTH AMENDMENT

THIS SEVENTH AMENDMENT (the “Amendment”) is made and entered into as of             , 2000, by and between EOP-RESTON TOWN CENTER, L.L.C., a Delaware limited liability company (“Landlord”), and LEARNING TREE INTERNATIONAL, INC., a California corporation (“Tenant”).

WITNESSETH

A. WHEREAS, Landlord (as successor in interest to Reston Town Center Phase I Associates, a Virginia general partnership) and Tenant are parties to that certain lease dated December 28, 1990, as amended by that certain First Amendment to Lease dated November 2, 1992, by that certain Second Amendment to Lease dated March 21, 1994, by that certain Third Amendment to Lease dated May 11, 1994, by that certain Fourth Amendment to Lease dated January 13, 1995, by that certain Fifth Amendment to Lease dated October 9, 1996 and by that certain Sixth Amendment dated February 7, 2000 (collectively, the “Lease”) for space currently containing approximately 44,488 rentable square feet (the “Premises”) on the 2nd and 3rd floors of the building commonly known as Reston Town Center - Southwest Building and the address of which is Discovery Street, Reston, Virginia 201 90 (the “Building”); and

B. WHEREAS, the Lease by its terms shall expire on April 30, 2001 (“Prior Termination Date”), and the parties desire to extend the Lease Term, all on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

I. Extension. The Lease Term is hereby extended for a period of 120 months and shall expire on April 30, 201 1 (“Extended Termination Date”), unless sooner terminated in accordance with the terms of the Lease. That portion of the Lease Term commencing the day immediately following the Prior Termination Date (“Extension Date”) and ending on the Extended Termination Date shall be referred to herein as the “Extended Term”.

II. Monthly Base Rent. As of the Extension Date, the schedule of monthly installments of Base Rent payable with respect to the Premises during the Extended Term is the following:

Tenant shall pay Landlord Base Rent for the Premises during the Extended Term in 120 monthly installments as follows:

A. 12 equal installments of $112,109.76 each payable on or before the first day of each month during the period beginning May 1, 2001 and ending April 30, 2002.

B. 12 equal installments of $1 15,483.43 each payable on or before the first day of each month during the period beginning May 1, 2002 and ending April 30, 2003.

C. 12 equal installments of $1 18,931.25 each payable on or before the first day of each month during the period beginning May 1, 2003 and ending April 30, 2004.

D. 12 equal installments of $122,490.29 each payable on or before the first day of each month during the period beginning May 1, 2004 and ending April 30, 2005.

E. 12 equal installments of $126,197.63 each payable on or before the first day of each month during the period beginning May 1, 2005 and ending April 30, 2006.

F. 12 equal installments of $135,465.96 each payable on or before the first day of each month during the period beginning May 1, 2006 and ending April 30, 2007.

G. 12 equal installments of $139,544.03 each payable on or before the first day of each month during the period beginning May 1, 2007 and ending April 30, 2008.

H. 12 equal installments of $143,733.31 each payable on or before the first day of each month during the period beginning May 1, 2008 and ending April 30, 2009.

I. 12 equal installments of $148,033.82 each payable on or before the first day of each month during the period beginning May 1, 2009 and ending April 30, 2010.

J. 12 equal installments of $152,482.62 each payable on or before the first day of each month during the period beginning May 1, 201 0 and ending April 30, 201 1.

All such Base Rent shall be payable by Tenant in accordance with the terms of Article IV of the Lease.

III. Operating Charges. For the period commencing on the Extension Date and ending in the Extended Termination Date, Tenant shall pay for its proportionate share of Operating Charges in accordance with the terms of the Lease, provided, however, during such period; the Operating Charges Base Year for the computation of Tenant’s proportionate share of Operating Charges shall be calendar year 2001.

IV. Improvements to Premises.

A. Condition of Premises. Tenant is in possession of the Premises and accepts the same “as is” without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements, except as may be expressly provided otherwise in this Amendment.

B. Cost of lmprovements to Premises. Tenant shall be entitled to receive an improvement allowance (the “lmprovement Allowance”) in an amount not to exceed $338,205.00 to be applied toward the cost of performing construction, alteration or improvement of the Premises, including but not limited to the cost of space planning, design and related architectural and engineering services (the “lmprovement Work). The lmprovement Allowance shall be paid to Tenant or, at Landlord’s option, to the order of the general contractor that performed the Improvement Work, according to the schedule herein following receipt by Landlord of (1) receipted bills covering all labor and materials expended and used in the lmprovement Work; (2) a sworn contractor’s affidavit from the general contractor and a request to disburse from Tenant containing an approval by Tenant of the work done; (3) full and final waivers of lien; (4) as-built plans of the lmprovement Work; and (5) the certification of Tenant and its architect that the lmprovement Work has been installed in a good and workmanlike manner in accordance with the approved plans, and in accordance with applicable laws, codes and ordinances. . Notwithstanding anything herein to the contrary contained herein, the lmprovement Allowance shall be disbursed in the amount reflected on the receipted bills meeting the requirements above in accordance with the schedule herein, however Landlord shall not be obligated to disburse any portion of the lmprovement Allowance during the continuance of an uncured default under the Lease, and Landlord’s obligation to disburse shall only resume when and if such default is cured. In the event the total cost of the lmprovement Work exceeds the lmprovement Allowance, Tenant shall pay such excess directly to the contractors performing the lmprovement Work. The schedule for the payment of the lmprovement Allowance is: $200,000.00 on or before October 1, 2001; $51,500.00 on or before October 1, 2002; $53,045.00 on or before October 1, 2003; and $33,660.00 on or before October 1, 2004.

C. Responsibility for lmprovements to Premises.

(i) Any construction, alterations or improvements made to the Premises shall be performed by Tenant using contractors selected by Tenant and approved by Landlord, shall be made at Tenant’s sole cost and expense, subject to the lmprovement Allowance and shall be governed in all respects by the provisions of Article IX of the Lease. Landlord’s approval of the contractors to perform the lmprovement Work shall not be unreasonably withheld. The parties agree that Landlord’s approval of the general contractor to perform the lmprovement Work shall not be considered to be unreasonably withheld if any such general contractor (a) does not have trade references reasonably acceptable to Landlord, (b) does not maintain insurance as required pursuant to the terms of the Lease, (c) does not have the ability to be bonded for the work, (d) does not provide current financial statements reasonably acceptable to Landlord, or (e) is not licensed as a contractor in the state municipality in which Premises is located. Tenant acknowledges the foregoing is not intended to be an exclusive list of the reasons why Landlord may reasonably withhold its consent to a general contractor.

(ii) Space planning, architectural and engineering (mechanical, electrical and plumbing) drawings for the lmprovement Work shall be prepared by Tenant’s architect at Tenant’s sole cost and expense, subject to the lmprovement Allowance. The space planning, architectural and mechanical drawings are collectively referred to herein as the “Plans”.

(iii) Tenant shall submit the Plans to Landlord for review and approval. Landlord agrees to review the Plans and notify Tenant of the matters, if any, in which said Plans fail to conform to Landlord’s construction requirements or otherwise fail to meet with Landlord’s approval. Tenant shall cause said Plans to be revised in such manner as to comply with Landlord’s requirements and resubmit the same to Landlord.

D. Landlord and Tenant hereby acknowledge that Landlord is required by governmental authorities to comply with certain codes including the ANSI Code and BOCA Codes (as the codes may be amended from time to time). As a result of the above requirement, Landlord is required to perform work in the Common Areas in an amount equal to 20% of the cost of the lmprovement Work (the “Compliance Work”). Landlord and Tenant hereby agree that Landlord’s obligation to pay for the Compliance Work shall be limited to an amount equal to 20% of the lmprovement Allowance paid to Tenant, or the general contractor (as the case may be) pursuant to subparagraph B of this Paragraph IV (the “Maximum Amount”) and that Tenant shall be responsible for the cost of the Compliance Work, plus any applicable state sales or use tax, if any, to the extent that it exceeds the Maximum Amount (the “Excess Costs”). Tenant shall reimburse Landlord for the Excess Costs within 10 days of receipt of an invoice therefor.

V. Renewal Term. Effective as of the date hereof (the “Effective Date”), Section 3.5 of the Lease shall be null and void and of no further force and effect, provided, however, the following shall be effective as of the Effective Date:

A. Tenant shall have the right to extend the Lease Term (the “Renewal Option”) for one additional period of 5 years commencing on May 1, 2011 and ending on April 30, 201 6 (the “Renewal Term”), if:

1. Landlord receives notice of exercise of the Renewal Option (“Initial Renewal Notice”) during the period beginning February 1, 2010 and ending April 30, 2010; and

2. Tenant is not in default under the Lease beyond any applicable cure periods at the time that Tenant delivers its Initial Renewal Notice or at the time Tenant delivers its Binding Notice (defined below); and

3. No part of the Premises is sublet at the time that Tenant delivers its Initial Renewal Notice or at the time Tenant delivers its Binding Notice; and

4. The Lease has not been assigned prior to the date that Tenant delivers its Initial Renewal Notice or prior to the date Tenant delivers its Binding Notice; and

5. Tenant executes and returns the Renewal Amendment (defined below) within 15 days after its submission to Tenant.

B. The initial Base Rent rate per rentable square foot for the Premises during the Renewal Term shall equal the Prevailing Market (defined below) rate per rentable square foot for the Premises.

C. Tenant shall pay additional rent (i.e., Operating Charges) for the Premises during the Renewal Term in accordance with Article V of the Lease as amended by Paragraph Ill above, provided, however, during such period, the Operating Charges Base Year for the computation of Tenant’s proportionate share of Operating Charges shall be calendar year 2011.

D. Within 30 days after receipt of Tenant’s Initial Renewal Notice, Landlord shall advise Tenant of the applicable Base Rent rate for the Premises for the Renewal Term. Tenant, within 15 days after the date on which Landlord advises Tenant of the applicable Base Rent rate for the Renewal Term, shall either (i) give Landlord final binding written notice (“Binding Notice”) of Tenant’s exercise of its option, or (ii) if Tenant disagrees with Landlord’s determination, provide Landlord with written notice of rejection (the “Rejection Notice”). If Tenant fails to provide Landlord with either a Binding Notice or Rejection Notice within such 15 day period, Tenant’s Renewal Option shall be null and void and of no further force and effect. If Tenant provides Landlord with a Binding Notice, Landlord and Tenant shall enter into the Renewal Amendment upon the terms and conditions set forth herein. If Tenant provides Landlord with a Rejection Notice, Landlord and Tenant shall work together in good faith to agree upon the Prevailing Market Base Rent rate for the Premises during the Renewal Term. Upon agreement Tenant shall provide Landlord with Binding Notice and Landlord and Tenant shall enter into the Renewal Amendment

n accordance with the terms and conditions hereof. Notwithstanding the foregoing, if Landlord and Tenant are unable to agree upon the Prevailing Market Base Rent rate for the Premises within 30 days after the date on which Tenant provides Landlord with a Rejection Notice, Tenant’s Renewal Option shall be null and void and of no force and effect.

E. If Tenant is entitled to and properly exercises its Renewal Option, Landlord shall prepare an amendment (the “Renewal Amendment”) to reflect changes in the Base Rent, Lease Term, termination date and other appropriate terms. The Renewal Amendment shall be:

1. Sent to Tenant within a reasonable time after receipt of the Binding Notice; and

2. Executed by Tenant and returned to Landlord in accordance with Paragraph A.5, above.

An otherwise valid exercise of the Renewal Option shall, at Landlord’s option, be fully effective whether or not the Renewal Amendment is executed.

F. For purposes hereof, “Prevailing Market” shall mean the arms length fair market annual rental rate per rentable square foot under renewal leases and amendments entered into on or about the date on which the Prevailing Market is being determined hereunder for space comparable to the Premises in the Building and office buildings comparable to the Building in the urban core of Reston Town Center. The determination of Prevailing Market shall take into account any material economic differences between the terms of the Lease and any comparison lease, such as rent abatements, construction costs and other concessions and the manner, if any, in which the Landlord under any such lease is reimbursed for operating expenses and taxes. The determination of Prevailing Market shall also take into consideration any reasonably anticipated changes in the Prevailing Market rate from the time such Prevailing Market rate is being determined and the time such Prevailing Market rate will become effective under the Lease.

VI. Expansion Option. Effective as of the Effective Date, Section 2.3 of the Lease shall be null and void and of no further force and effect.

VII. Security Deposit. Upon Tenant’s execution hereof, Tenant shall pay Landlord the sum of $10,000.00 (the “Security Deposit”). The Security Deposit shall be held by Landlord without liability for interest (unless required by law) as security for the performance of Tenant’s obligations. The Security Deposit is not an advance payment of rent or a measure of Tenant’s liability for damages. Landlord may, from time to time, without prejudice to any other remedy, use all or a portion of the Security Deposit to satisfy past due rent or to cure any uncured default by Tenant. If Landlord uses the Security Deposit, Tenant shall on demand restore the Security Deposit to its original amount. Landlord shall return any unapplied portion of the Security Deposit to Tenant within 45 days after the later to occur of: (1) the determination of Tenant’s proportionate share of Operating Charges for the final year of the Lease Term; (2) the date Tenant surrenders possession of the Premises to Landlord in accordance with the Lease; or (3) the Lease Expiration Date. If Landlord transfers its interest in the Premises, Landlord may assign the Security Deposit to the transferee and, following the assignment, Landlord shall have no further liability for the return of the Security Deposit. Landlord shall not be required to keep the Security Deposit separate from its other accounts.

VIII. Miscellaneous.

A. This Amendment sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment.

B. Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

C. In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

D. Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.

E. The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

F. Tenant hereby represents to Landlord that Tenant has dealt with no broker in connection with this Amendment. Tenant agrees to indemnify and hold Landlord, its members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents (collectively, the “Landlord Related Parties”) harmless from all claims of any brokers claiming to have represented Tenant in connection with this Amendment. Landlord hereby represents to Tenant that Landlord has dealt with no broker in connection with this Amendment. Landlord agrees to indemnify and hold Tenant, its members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents (collectively, the “Tenant Related Parties”) harmless from all claims of any brokers claiming to have represented Landlord in connection with this Amendment.

G. This Amendment shall be of no force and effect unless and until accepted by any guarantors of the Lease, who by signing below shall agree that their guarantee shall apply to the Lease as amended herein, unless such requirement is waived by Landlord in writing.

IN WITNESS WHEREOF, Landlord and Tenant have executed and delivered this Amendment as of the day and year first above written.

LANDLORD:

EOP-RESTON TOWN CENTER, L.L.C., a Delaware limited liability company
WITNESS/ATTEST:
By: EOP Operating Limited Partnership, a Delaware limited partnership, its sole member
Name (Print):
By: Equity Office Properties Trust, a Maryland Real estate investment trust, its managing General partner
WITNESS/ATTEST:
By:
Name (Print):		Name:
Title:

WITNESS/ATTEST:		TENANT:

/s/ David G. Mathews III
Name (Print):	David G. Mathews III
LEARNING TREE INTERNATIONAL, INC. A California corporation
		By:	/s/ Joel Stream
		Name:	Joel Stream
		Title:	President & General Manager
WITNESS/ATTEST:

/s/ Francesco P. Zamboni
Name (Print):	Francesco P. Zamboni